FULLER, TUBB, POMEROY & STOKES
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                      201 ROBERT S. KERR AVENUE, SUITE 1000
                             OKLAHOMA CITY, OK 73102

G. M. FULLER (1920-1999)                                  TELEPHONE 405-235-2575
JERRY TUBB                                                FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES
     -----

OF COUNSEL:
MICHAEL A. BICKFORD
THOMAS J. KENAN
ROLAND TAGUE

                                  May 31, 2000





Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC   20549

                                    Re:     Form S-4 registration statement
                                            filed by Starfest, Inc., Commission
                                            File No. 000-29913

Gentlemen:

        In accordance with the provisions of Regulation S-T, the undersigned, as counsel to Starfest, Inc., the issuer, files the issuer's Form S-4 registration statement.

        We are sending, by FedEx, three courtesy copies for your use.

        Please contact the undersigned regarding any questions concerning the above. You are requested to communicate with me either by telephone (405-235-2575) or, in the instance of written communications, by fax (405-232-8384) followed by a mailed copy of the faxed transmissions, or by e-mail (kenan@ftpslaw.com).

                                        Sincerely,


                                        /s/ Thomas J. Kenan
                                        ---------------------------------------
                                        Thomas J. Kenan
                                        e-mail:  kenan@ftpslaw.com

/sa
Enclosure

cc: Michael Huemmer

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          Commission File No. 000-29913

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 Starfest, Inc.
             (Exact name of registrant as specified in its charter)

  California                          7372                           95-4442384
--------------             ----------------------------            -------------
  (state of                (Primary Standard Industrial            (IRS Employer
incorporation)             Classification Code Number)              I.D. Number)


                         9494 East Redfield Road, #1136
                              Scottsdale, AZ 85260
                                  480-551-8280
                  ---------------------------------------------
                  (Address and telephone number of registrant's
                          principal executive offices)

                                 Michael Huemmer
                         9494 East Redfield Road, #1136
                              Scottsdale, AZ 85260
                                  480-551-8280
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                              Thomas J. Kenan, Esq.
                      201 Robert S. Kerr Avenue, Suite 1000
                             Oklahoma City, OK 73102

        Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         Calculation of Registration Fee

      Title of                                       Proposed        Proposed
     each class                                       maximum         maximum
    of securities        Amount        offering      aggregate       Amount of
        to be             to be          price       offering      registration
     registered        registered      per unit        price            fee
--------------------------------------------------------------------------------
    Common Stock       96,957,713       $0.001        $32,320         $8.54(1)
================================================================================

(1) These 96,957,713 shares are to be offered in exchange for all the issued and outstanding shares of capital stock of Concierge, Inc. in a proposed merger. Concierge, Inc. has an accumulated capital deficit. The registration fee is based upon one-third of the par value (96,957,713 shares times $0.001 par value divided by one-third) of the securities to be received in the merger transaction.
        Regulation 230.457(f)(2).


        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                      PROSPECTUS-PROXY STATEMENT



                                 Starfest, Inc.


                        96,957,713 Shares of Common Stock



Starfest, Inc. offers these shares of common stock only to the stockholders of Concierge, Inc. We propose that Concierge merge into our company.





                               -------------------

    Our common stock trades on the OTC Bulletin Board. Its symbol is "SFST."
                               -------------------






The approval of the merger of               Neither the Securities and Exchange
Concierge into our company is               Commission nor any state securities
equivalent to a purchase of our             commission has approved or
securities.  This involves a high           disapproved these securities or
degree of risk.  See "Risk Factors,"        determined if this prospectus-
beginning on page 2.                        proxy statement is truthful or
                                            complete.  Any representation to
                                            the contrary is a criminal offsense.


                                 Starfest, Inc.
                         9494 East Redfield Road, #1136
                              Scottsdale, AZ 85260
                             Telephone 480-551-8280

                                  May __, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary of Proposed Transaction.............................................  1

Risk Factors                 ...............................................  2
         1.    If you approve the merger, you will suffer
                      an immediate 19.2 percent dilution in
                      your percentage ownership and
                      book value of Concierge ..............................  2
         2.    Concierge lacks an operating history.
                      Should Concierge not achieve profitable
                      operations, any perceived benefits of
                      being a public company may never
                      materialize ..........................................  3
         3.    It is likely that trading in our stock will be
                      volatile and limited .................................  3
         4.    Post-merger operations may require additional
                      funds that we do not have ............................  3
         5.    Our success depends on our ability to retain
                      Allen E. Kahn and other key personnel ................  3
         6.    Should a change in management seem necessary,
                      it will be difficult for the non-
                      management stockholders to do this ...................  3
         7.    Starfest will lose most of the income tax benefits
                      of its net operating
                      loss carryforward ....................................  3

Terms of the Transaction....................................................  4
        Terms of the Merger.................................................  5
        Reasons for the Merger .............................................  5
        Description of Securities...........................................  5
               Common Stock.................................................  5
                      Voting Rights.........................................  5
                      Dividend Rights.......................................  5
                      Liquidation Rights....................................  5
                      Preemptive Rights.....................................  5
                      Registrar and Transfer Agent..........................  5
                      Dissenters' Rights....................................  5
                      Change in Control ....................................  6
               Preferred Stock..............................................  6
        Differences Between Rights of Stockholders of
               Starfest and of Concierge ...................................  6
        Accounting Treatment of Proposed Merger ............................  6

Federal Income Tax Consequences.............................................  6
        The Merger           ...............................................  6
               Stockholders of Concierge....................................  6
        Agreement of Merger ................................................  6
        Pro Forma Financial Information and Dilution........................  7

Material Contacts Among the Companies.......................................  9

Interests of Named Experts and Counsel .....................................  9

Indemnification ............................................................  9

Penny Stock Regulations .................................................... 10

Information About Starfest.................................................. 12
        Business Development ............................................... 12
        Business of Starfest ............................................... 12
        Description of Property ............................................ 13
        Legal Proceedings................................................... 13
        Market for Starfest's Common Stock and Related
               Stockholder Matters.......................................... 13
        Rule 144 and Rule 145 Restrictions on Trading....................... 14
               Dividends     ............................................... 15
               Reports to Stockholders ..................................... 15
               Registration Statement ...................................... 15
               Stock Certificates .......................................... 16
        Financial Statements................................................ 16
        Management's Plan of Operation ..................................... 16
        Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosures ........................ 16

Information About Concierge................................................. 16
        Overview ........................................................... 16
        Concierge's Plan of Operations...................................... 17
        Description of the PCA ............................................. 17
        The Market ......................................................... 17
        Distribution Methods ............................................... 17
        Production Costs ................................................... 17
        Government Approval of Principal Products .......................... 17
        Government Regulations ............................................. 18
        Properties ......................................................... 18
        Dependence on Major Customers and Suppliers ........................ 18
        Seasonality ........................................................ 18
        Research and Development ........................................... 18
        Environmental Controls ............................................. 18
        Year 2000 Computer Problem ......................................... 18
        Number of Employees ................................................ 18
        Venue of Sales ..................................................... 18
        Patents, Trademarks, Copyrights and Intellectual Property .......... 18
        Legal Proceedings .................................................. 18
        Concierge Management's Plan of Operation ........................... 19
        Liquidity .......................................................... 20
        Product Research and Development ................................... 20
        Other Expected Developments ........................................ 20
        Market for Common Equity and
               Related Stockholder Matters ................................. 20
        Market Information ................................................. 20
        Holders ............................................................ 20
        Dividends .......................................................... 20
        Changes in and Disagreements with Accountants on Accounting and Financial Disclosures ................................... 20
        Financial Statements................................................ 20

Voting and Management Information........................................... 21
        Date, Time and Place Information ................................... 21

               Starfest      ............................................... 21
               Concierge     ............................................... 21
               Voting Procedure............................................. 21
        Revocability of Proxy............................................... 21
        Effect of the Merger ............................................... 21
        Dissenters' Rights of Appraisal..................................... 22
        Persons Making the Solicitation..................................... 22
        Interest of Certain Persons in the Proposed Merger ................. 22
        Voting Securities and Principal Holders Thereof..................... 22
        Security Ownership of Certain Beneficial Owners and
               Management................................................... 24
        Directors, Executive Officers and Significant Employees............. 27
        Executive Compensation ............................................. 29
               Other Arrangements .......................................... 29
               Stock Options ............................................... 29
        Certain Relationships and Related Transactions...................... 30
               Transactions with Insiders and Promoters..................... 30

Financial Statements Index ................................................. 32

Appendix A - Agreement of Merger............................................A-1

                         SUMMARY OF PROPOSED TRANSACTION

        Our company, Starfest, Inc., proposes to merge with another company, Concierge, Inc. The merger will occur only if the holders of a majority of the outstanding shares of common stock of each company approve it. A vote to approve or reject the merger will be taken soon at special stockholders' meetings of each company.

        Starfest recently sold all its assets and today has no business. Concierge was organized in 1996, has not yet received any revenue from its business, and is a development stage company. Starfest's stock has traded on the OTC Bulletin Board since 1996, when it was in the business of producing country-western theme events. Concierge's stock does not trade.

        Concierge has developed computer software, called the "Personal Communications AttendantTM," that responds to the user's spoken commands to read, verbalize and manage e-mail traffic stored on the user's personal computer. The spoken commands can be made from a remote telephone. Concierge commenced marketing this software in April 2000.

        Should the stockholders of Starfest and Concierge approve the merger between the two companies, Starfest will be the surviving entity but its business and management will be that of Concierge. Starfest will change its name to "Concierge Technologies, Inc."

        Should each company approve the merger, each Concierge stockholder will receive 70.444 shares of Starfest common stock for each share owned of Concierge's common stock. This amounts to 96,957,713 shares of Starfest stock and would represent 80.8 percent of the outstanding stock after the merger. The Starfest stockholders will retain their shares of stock in Starfest, without increase or decrease. Their 23,000,000 shares of Starfest common stock will represent 19.2 percent of the outstanding stock after the merger.

        Starfest's address and telephone number is on the cover page of this Prospectus. The address and telephone number of Concierge is as follows:

               Concierge, Inc.
               6033 West Century Boulevard, Suite 1278
               Los Angeles, CA   90045
               Telephone 310-216-6334

        As of January 14, 2000, the last trading date preceding the public announcement of the proposed merger, the market value of the common stock of Starfest and the book value of the common stock of Concierge were as follows:

                      Starfest                     Concierge
                      --------                     ---------

                      $0.29                        ($24,010) (capital deficit)

        A majority vote of all outstanding shares by each company is required for approval of the proposed merger. The percentage of outstanding shares of each company that its directors, executive officers and their affiliates are entitled to vote are as follows:

                      Starfest                     Concierge
                      --------                     ---------

                        3.7%                          66.5%

        There are no federal or state regulatory requirements that must be complied with or approval obtained in connection with the proposed merger.

        Dissenters' rights of appraisal exist for the stockholders of each of the two companies. See "Voting and Management Information -
Dissenters' Rights of Appraisal."

        In our opinion, the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code and, accordingly, there are no adverse federal income tax consequences to stockholders of either company should the merger be approved.

                                  RISK FACTORS

        The stockholders of Starfest have little risk in approving the proposed merger. Starfest's business has failed, and it has insufficient assets to commence a new business. A merger with any company with a business - even one, such as Concierge, which is only now bringing its unified messaging product to market, represents an improvement over Starfest's existing state. Accordingly, the following risk factors are primarily directed at the stockholders of Concierge. Nevertheless, should the merger between Starfest and Concierge be approved, the Starfest stockholders will be exposed to many of the risks set forth below.

        The stockholders of Concierge are making an investment decision that involves a high degree of risk. You should carefully consider the following risk factors as well as the terms of the merger in determining whether to approve the merger:

        1. If You Approve the Merger, You Will Suffer an Immediate 19.2 Percent Dilution in Your Percentage Ownership and Book Value of
Concierge.

               This dilution will be solely for obtaining the possibility, but not the certainty, of obtaining the following benefits:

        o the common stock of our combined company will trade in the stock market;

        o you can sell your shares of stock in the stock market, if you wish, or buy more;

        o our combined company can try to buy other companies with our tradeable stock rather than with money; and

        o our combined, public company should be better able to raise new capital through the sale of stock than Concierge now can.

        2. Concierge Lacks an Operating History. Should Concierge Not Achieve Profitable Operations, Any Perceived Benefits of Being a Public Company May Never Materialize.

               Concierge has only now commenced operations and has not yet achieved profitable operations. There is no assurance that profitable operations can be obtained or maintained. Should you approve the merger and our combined company continues to operate at a loss, the perceived benefits of the stock market may also be lost.

        3. It is Likely That Trading in Our Stock Will be Volatile and Limited.

        4. Post-Merger Operations May Require Additional Funds That We Do Not Have.

               Should the proposed merger be approved, the post-merger company may need additional funding to achieve its plan of operations. If so, we have not identified the source for this funding. We give no assurance that the needed funds can be obtained.

        5. Our Success Depends on Our Ability to Retain Allen E. Kahn and Other Key Personnel.

               Should the merger occur, the post-merger company will be reliant on the continued services of several key personnel. The loss of any of them could adversely affect future operations. These persons are Allen E. Kahn, chief executive officer of Concierge; F. Patrick Flaherty, executive vice president; and Donald V. Fluken, vice president for finance and chief financial officer.

        6. Should a Change in Management Seem Necessary, It Will be Difficult for the Non-Management Stockholders to Do This.

               Should the proposed merger be approved, the company's officers and directors and their affiliates will own approximately 65.9 percent of the common stock of the company. This amount may enable them to determine the outcome of any vote affecting the control of the company.

        7. Starfest Will Lose Most of the Income Tax Benefits of Its Net Operating Loss Carryforward.

               Starfest had a net operating loss carryforward of $2,656,857 at December 31, 1999. This may be used to offset otherwise taxable income for several years in the future. However, under present tax laws if the ownership of more than 50 percent in value of the stock of Starfest changes during a three-year period, this limits severely the amount of taxable income of any "post-change year" that may be offset using "pre-change losses." The merger with Concierge will effect an immediate 80.8 percent change in such ownership and will of itself trigger such a restriction.

                            TERMS OF THE TRANSACTION

        Starfest and Concierge have entered into an agreement of merger between Starfest and Concierge. For the merger to occur, each of the following must occur:

        o Registration statements must be filed with and become effective at the Securities and Exchange Commission and appropriate state securities regulatory agencies. This has occurred. The registration statements cover the following:

               o       the 96,957,713 merger shares - the shares Starfest offers
                      to the stockholders of Concierge.

        o The stockholders of each of Starfest and of Concierge must, by a majority vote of the shares outstanding, approve the merger.

Terms of the Merger.
-------------------

        The terms of the proposed merger are as follows:

        1.     Concierge shall merge into Starfest.

        2. All outstanding shares of common stock of Concierge shall be converted into 96,957,713 shares of common stock of Starfest on a pro-rata basis.

        3. There shall be no fractional shares issued. Otherwise fractional shares shall be rounded up or down - .01 to 4.99, down and 5 to 9.9, up.

        4. The present business of Concierge shall be conducted after the merger by Starfest, into which Concierge shall have merged. However, Concierge's management and directors shall become the management and directors of the combined company.

        5. The articles of incorporation of Starfest will be amended to provide the following:

               o      Its name will be changed to "Concierge Technologies, Inc."

               o Its authorized capital will be increased from 65 million shares of Common Stock, no par value, to 190 million shares of Common Stock, $0.001 par value, and 10 million shares of Preferred Stock, $0.001 par value.

        6. The Bylaws of the post-merger company will be the Bylaws of Concierge.

        7. Should the stockholders of Concierge not approve the merger, neither of Starfest or Concierge shall be liable to the other.

Reasons for the Merger.
----------------------

        The Starfest stockholders will benefit by becoming, once again, an operating company with a business. Concierge's stockholders will benefit from converting their present stock in a closely-held corporation to stock of a corporation for which there is a public market for their stock. The management of both Starfest and Concierge believe that the existence of such a public market will facilitate the raising of expansion funds for the post-merger company. We give no assurance that such will occur.

        Effectively, the stockholders of Concierge will suffer a 19.2 percent dilution in their equity in Concierge solely for the perceived, but not assured, benefits of having a public market for their securities.

Description of Securities.
-------------------------

        Common Stock. Starfest is a California corporation, and Concierge is a Nevada corporation. Starfest is authorized to issue 65 million shares of common stock. It has 23 million shares of common stock now issued and outstanding. Concierge is authorized to issue 10 million shares of common stock. It has 1,376,380 shares of its common stock now issued and outstanding. There are no material differences in the common stock of our two companies.

               Voting rights. Stockholders have one vote a share on all matters submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights. This means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

               Dividend rights. Stockholders receive dividends when and if declared by the board of directors out of funds of the corporation legally available therefor.

               Liquidation rights. Upon any liquidation, dissolution or winding up, stockholders receive pro rata all of the assets of the corporation available for distribution to stockholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of preferred stock.

               Preemptive rights. Stockholders do not have preemptive rights to subscribe for or purchase any stock, obligations or other securities of the corporation.

               Registrar and transfer agent. Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501, is the transfer agent and registrar of the common stock of Starfest. Concierge serves as its own registrar and transfer agent.

               Dissenters' rights. A stockholder has "dissenters' rights" which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the corporation's certificate of incorporation.

               Change in Control. There are no provisions in the articles of incorporation or bylaws that would delay, defer or prevent a change in control of either Starfest or Concierge.

        Preferred Stock. The post-merger company will be authorized to issue 10 million shares of preferred stock. The preferred stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of preferred stock, including any preferences, conversion and other rights, voting powers, and conditions of redemption must be set forth in resolutions adopted by the directors.

        There are no presently outstanding shares of preferred stock of Starfest.

Differences Between Rights of Stockholders of Starfest and of Concierge.
-----------------------------------------------------------------------

        There are no material differences between the rights of holders of the common stock of Starfest and of Concierge.

Accounting Treatment of Proposed Merger.
---------------------------------------

        The  transaction  will  be  accounted  for  as  a  recapitalization   of
Concierge.

Federal Income Tax Consequences of the Transaction.
--------------------------------------------------

        The  Merger.   The  merger  should  qualify  as  a  type  "A"  tax  free
reorganization for both corporations under Section 368(a)(1) of the Internal Revenue Code.

               Stockholders of Concierge. There should be no recognition of taxable gain or loss to the stockholders of Concierge by reason of the merger. Each stockholder of Concierge would have a carryover tax basis and a tacked holding period for the Starfest securities received in the merger.

               Concierge itself would not recognize any taxable gain or loss, because its liabilities are not in excess of the tax basis of its assets.

               The above discussion is not based upon an advance ruling by the Treasury Department but upon an opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to Starfest (which tax opinion is one of the exhibits to the registration statement of which this Prospectus- Proxy Statement is a part).

Agreement of Merger.
-------------------

        The Agreement of Merger between Starfest and Concierge appears herein as "Appendix A - Agreement of Merger."

                         PRO FORMA FINANCIAL INFORMATION

        The following sets forth certain pro forma financial information giving effect to the merger:


                   PRO FORMA STATEMENT OF FINANCIAL CONDITION
                                December 31, 1999


                                  Starfest     Concierge
                                    Inc.          Inc.     Pro Forma   Pro Forma
                                (Historical) (Historical) Adjustments  Combined
                                ------------ ------------ -----------  ---------
ASSETS

Current assets                    $    481    $  77,183     $     -    $ 77,664

Property and equipment                   -        4,612           -       4,612
                                   -------     --------      ------     -------

TOTAL ASSETS                      $    481    $  81,795     $     -    $ 82,276
                                   ========    ========      ======     =======



LIABILITIES AND
STOCKHOLDERS' EQUITY

Current liabilities               $ 17,687    $ 105,805     $     -    $123,492

Long term liabilities                    -            -           -           -
                                   -------     --------      ------     -------

     Total liabilities            $ 17,687      105,805           -    $123,492
                                   -------     --------      ------     -------

Stockholders' equity:

   Common stock                  2,639,651       10,800           -   2,650,451


   Additional paid-in capital            -      491,508           -     491,508

   Retained earning (deficit)   (2,656,857)    (526,318)          -  (3,183,175)
                                 ---------      -------       -----   ---------

     Total stockholders' equity    (17,206)     (24,010)          -     (41,216)
                                 ---------      -------       -----   ---------

TOTAL LIABILITIES AND             $    481    $  81,795      $    -    $ 82,276
                                  ========     ========       =====     =======
STOCKHOLDERS' EQUITY



Pro forma book value per share                                         $(0.0003)
                                                                        =======


NOTE: Pro forma book value per share is calculated by dividing Total stockholders' Equity - $(41,216) - by the total number of shares that would have been outstanding on December 31, 1999 (119,957,712), giving effect to the proposed merger.

                          PRO FORMA STATEMENT OF INCOME
                       Fiscal Year Ended December 31, 1999


                                  Starfest     Concierge
                                    Inc.         Inc.      Pro Forma   Pro Forma
                                (Historical) (Historical) Adjustments  Combined
                                ------------ ------------ -----------  ---------

Sales                             $      -     $      -    $       -   $     -

Cost of Sales                            -            -            -         -
                                   -------      -------     --------    ------

     Gross profit                        -            -            -         -

Operating expenses                 518,606       54,775            -    573,381
                                   -------      -------     --------    -------

Loss from operations              (518,606)     (54,775)           -   (573,381)

Income (loss) before taxes        (518,606)     (54,775)           -   (573,381)
                                 ---------      -------      -------    -------

Provision for taxes                      -          800            -        800
                                 ---------      -------      -------    -------

NET INCOME (LOSS)                $(518,606)     (55,575)           -   (574,181)
                                  ========      =======      =======    =======

EARNINGS PER SHARE

     Net income (loss)           $(518,606)   $ (55,575)     $    -  $ (574,181)

     Weighted-average number of
     shares outstanding         21,697,999    1,076,575           -  22,774,574

     (Loss) per share               $(0.02)      $(0.05)          -      $(0.03)


NOTES:

(1) Earnings per share data shown above are applicable for both primary and fully diluted.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of December 31, 1999 as if outstanding as of the beginning of the period.

                MATERIAL CONTACTS BETWEEN STARFEST AND CONCIERGE

        There are no past, present, or proposed material contracts, arrangements, undertakings, relationships, negotiations or transactions during the periods for which financial statements are presented between Concierge or its affiliates and Starfest or its affiliates other than the provision in the agreement of merger that Starfest can designate one member of the board of directors of the company to serve immediately after the merger until the next annual meeting of the stockholders.
Such designee is John Conners.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

        Thomas  J.  Kenan,  Esquire,  counsel  to  Starfest,  is  named  in this
Prospectus-Proxy Statement as having given an opinion on legal matters concerning the registration or offering of the securities described herein. From February 17, 1999 until April 6, 1999, Mr. Kenan was the sole officer and director of Starfest. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust that presently owns 760,000 shares of common stock of Starfest. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust. Mr. Kenan owns, in his own name, 600,000 shares of common stock of Starfest and 2,840 shares of common stock of Concierge which shares of Concierge he received as compensation for his legal services and counsel in connection with the negotiation and preparation of the agreement of merger, his legal services in the negotiation and drafting of a Stock Purchase Agreement dated March 6, 2000 with the controlling shareholder of MAS Acquisition XX Corp. and Mr. Kenan's subsequent drafting of a Form 8-K12G3 filed with the Commission on March 10, 2000, his drafting of Starfest's annual Form 10-KSB, and the drafting of the registration statement of which this Prospectus-Proxy Statement is a part.

                                 INDEMNIFICATION

        Under California and Nevada corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

        With  respect  to  any  criminal   action  or  proceeding,   these  same
indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

        In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

        To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, California and Nevada law provide that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

        Indemnification and payment of expenses provided by California and Nevada law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, a California and Nevada corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

        As a result of such corporation law, Starfest or Concierge may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed merger or, should the merger be effected, matters that occurred prior to or after the merger.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             PENNY STOCK REGULATIONS

        There is no way to predict a price range within which Starfest's common stock would trade after the proposed merger. It presently trades on the OTC Bulletin Board at a price less than $5 a share and is subject to the rules governing "penny stocks."

        A "penny stock" is any stock that:

        o      sells for less than $5 a share.

        o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

        o is not a stock of a "substantial issuer." Starfest is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $2 million, which it does not now have and will not have solely as a result of the proposed merger with Concierge.

        There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

               The Penny Stock Suitability Rule
               --------------------------------

        Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

        After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

        Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

        The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

        The Penny stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

        o      transactions not recommended by the broker-dealer,

        o      sales to institutional accredited investors,

        o sales to "established customers" of the broker-dealer persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

        o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

               The Penny Stock Disclosure Rule
               -------------------------------

        Another Commission rule - the Penny stock Disclosure Rule requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

               Effects of the Rule
               -------------------

        The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

        Starfest's merger shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                        INFORMATION ABOUT STARFEST, INC.


Business Development

        Starfest, Inc. was incorporated in California on August 18, 1993 as "Fanfest, Inc." On August 29, 1995 its name was changed to Starfest,
Inc.

        Pursuant to a Stock Purchase Agreement (the "Purchase Agreement") dated March 6, 2000 between (1) MAS Capital, Inc., an Indiana corporation, the controlling shareholder of MAS Acquisition XX Corp. ("MAS XX"), an Indiana corporation, and (2) Starfest, approximately 96.83 percent (8,250,000 shares) of the outstanding shares of common stock of MAS Acquisition XX Corp. were exchanged for $100,000 and 150,000 shares of common stock of Starfest in a transaction in which Starfest became the parent corporation of MAS XX.

        Upon execution of the Purchase Agreement and the subsequent delivery of $100,000 cash and 150,000 shares of common stock of Starfest on March 7, 2000, to MAS Capital Inc., pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, Starfest became the successor issuer to MAS Acquisition XX Corp. for reporting purposes under the Securities and Exchange Act of 1934 and elected to report under the Act effective March 7, 2000.

Business of Starfest.
--------------------

        Starfest's initial business was the production and promotion of theme events involving numerous artists and performers and designed to attract mass audiences of fans drawn by the theme. In 1994 and 1995 it produced "Fanfest," which was held at the Fairplex at the Los Angeles County Fairgrounds, and which won the Airplay International Award as the "Country Music Event of the Year." In 1995 the event won the Country Music Associations of America's award as the "Best Country Event of the

Year." In 1996 the  event  was  renamed  "Starfest"  and was  again  held in Los
Angeles.

        The events all lost money. In 1997 the event was planned but was cancelled before being held. The company was essentially dormant in 1998 with its activities being limited to dealing with creditors and to attempting to raise capital for the resumption of business.

        In 1999 Starfest turned control of the company over to individuals involved in the adult Internet entertainment business. Under this new direction the company bought three websites found on the Internet through www.starfest.com
                                                                ----------------
with the front-page title of adultstars.com. Starfest also purchased and paid for twelve websites on the Internet, but the written transfer of the websites was never obtained, and the right to obtain the transfer of those websites has been sold and transferred to unrelated third parties. Stockholders owning a majority of the outstanding stock of Starfest regained control of the management of the company and, on December 31, 1999, pursuant to the written consent of persons holding a majority of the outstanding shares of common stock of the company, Starfest sold all the remaining assets of the company associated with the adult entertainment business for $10,000 and applied this and its other cash assets to the payment of outstanding liabilities.

        On January 18, 2000, Starfest and Concierge executed a letter of intent to submit to their stockholders a proposal to merge. The agreement of merger was executed on January 26, 2000. Starfest will be the surviving corporation of the merger, but the business and management of the merged companies will be that of Concierge. Pending approval of the merger, Starfest has no business.

        Starfest has no employees. Starfest's present management consists of two persons, Michael Huemmer, president, and Janet Alexander, secretary.

Description of Property.
-----------------------

        Starfest has no property.

Legal Proceedings.
-----------------

        Neither  Starfest  nor its  property  is a party to, or the  subject of,
pending  legal   proceedings.   Starfest  is  aware  of  no  proceeding  that  a
governmental authority is contemplating.

Market for Starfest's Common Stock and Related Stockholder Matters.
------------------------------------------------------------------

        Starfest's Common Stock presently trades on the OTC Bulletin Board. The high and low bid and asked prices, as reported by the OTC Bulletin Board, are as follows for 1998 and 1999 and the first quarter of 2000. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                     High          Low
                                     ----          ---
        1998:
               1st Qtr.              0.02          0.005
               2nd Qtr.              0.01          0.005
               3rd Qtr.              0.03          0.005
               4th Qtr.              0.021         0.01

        1999:
               1st Qtr.              0.1000        0.0050
               2nd Qtr.              0.5938        0.0200
               3rd Qtr.              0.2000        0.0600
               4th Qtr.              0.1050        0.0450

        2000:
               1st Qtr.              2.3125        0.075

Rule 144 and Rule 145 Restrictions on Trading.
---------------------------------------------

        Should the merger be approved and effected, all shares of common stock of the post-merger company issued in the merger to the stockholders of Concierge shall have been issued pursuant to registration with the Commission. Nevertheless, there will be certain restrictions on the transfer for value of some of the shares.

        Securities and Exchange Commission rules define as "affiliates" a corporation's executive officers, directors and other persons who, by any manner, exercise control over the corporation's direction and policies. The affiliates of Concierge at the time of the vote on the merger, in order to sell their shares received in the merger, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 and require, for sales of the shares by such affiliates, that:

               o the company must have been subject to the reporting requirements of Section 15(d) of the Securities Exchange Act for at least 90 days (which is the case, here),

               o the company must have filed all reports with the Commission required by such rule during the twelve months preceding such sale (or such shorter period that the company was required to file such reports),

               o transfers for value by such affiliates can occur only either (1) through broker transactions not involving the solicitation of buyers or (2) directly to market-makers, and

               o each such affiliate can transfer for value, during a 90-day period, no more shares than the greater of one percent of all issued and outstanding shares of common stock of the company (105.8 million shares immediately after the merger) or the average weekly volume of trading in such common stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

        The above resale provisions of Rule 145 shall continue for such affiliates for one year after the merger. Then, only the company's reporting requirement shall continue. When any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least two years have elapsed since the date of the merger, then even the requirement that the company file reports with the Commission will no longer be required for such a former affiliate to sell any of the shares acquired in the merger.

        We at Starfest believe that 3.5 million shares of the presently outstanding 23 million shares of Starfest will be subject to restrictions on trading or transfers for value after the merger. We also believe that of the
96,957,713 shares of Starfest to be distributed in the merger to Concierge stockholders, only the 64,437,240 shares to be distributed to Concierge' officers, directors and affiliates will be subject to any restrictions on transfer. Accordingly, after the effective date of the merger, there shall be 55,520,473 shares in the "public float," i.e., subject to no securities law restrictions on their being traded or transferred for value. We estimate that approximately 140 persons will own these shares of record. The offering of them for sale could have a materially adverse effect on the market price of the company's stock. Further, the affiliates of Concierge will hold 64,437,240 shares and will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

        No equity of Starfest is subject to outstanding options or warrants to purchase, or securities convertible into, equity of the company.

        Dividends. Starfest has had no operations or earnings and has declared no dividends on our capital stock. Should you approve the merger, there are no restrictions that would, or are likely to, limit the ability of Starfest to pay dividends on its common stock, but it has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes.

        Reports to Stockholders. Starfest is required to file reports with the Securities and Exchange Commission. These reports are annual 10- KSB, quarterly 10-QSB and periodic 8-K reports. Starfest will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law.

        Registration Statement. Starfest has filed with the Securities and Exchange Commission ("SEC") in Washington, D.C., a Registration Statement under the Securities Act of 1933, with respect to the common stock offered by this Prospectus-Proxy Statement. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Starfest is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

        Stock Certificates. Certificates for the securities offered hereby will be ready for delivery within one week after you approve the merger.

Financial Statements.
--------------------

        See "Financial Statements - Starfest, Inc." for the independent auditor's report dated February 9, 2000, with respect to Starfest's balance sheet as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1999 and December 31, 1998, and the notes to such financial statements.

Management's Plan of Operation.
------------------------------

        Should the stockholders of the two companies not approve the merger, Starfest will seek another partner. Its sole "asset" is its status as a public company whose stock trades on the OTC Bulletin Board.

Changes  In  and  Disagreements  With  Accountants  on  Accounting and Financial
--------------------------------------------------------------------------------
Disclosures.
-----------

        On March 8,  2000  Starfest's  principal  independent  accountant,  Jaak
(Jack) Olesk, Beverly Hills, California, resigned. His reports on the Company's financial statements from inception onward contained no adverse opinions or disclaimers of opinions and were not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Jaak (Jack) Olesk, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Jaak (Jack) Olesk's satisfaction, would have caused him to make reference to the subject matter of the disagreements in connection with his reports.

        The registrant has not yet engaged a new independent accountant or principal accountant to audit its financial statements.


                        INFORMATION ABOUT CONCIERGE, INC.

Overview

        Concierge was incorporated on September 20, 1996, in the State of Nevada. Its principal office is at 6033 West Century Boulevard, Suite 1278, Los Angeles, California 90045. Its telephone number is 310- 216-6334.

Concierge's Plan of Operation
-----------------------------

        Concierge has developed a "unified messaging" product - the Personal Communications Attendant ("PCA"). It commenced marketing this product in April 2000.

        Description of the PCATM. Concierge's PCATM provides a means by which any user of Internet e-mail can have e-mail messages spoken to him or her over any touch-tone telephone or wireless phone in the world.

        The PCATM responds to the user's voice commands to read, verbalize and manage e-mail traffic stored on a personal computer. The PCATM is "trained" to respond only to the voice commands and personal voice password of the individual user, thus guaranteeing that each user's personal messages cannot be accessed by anyone else. Responding to spoken instructions, the PCATM can verbalize e-mail (with future fax and voice-mail capabilities) over the phone and save or delete those messages as directed by the user.

        The Market. As of early 1999, we estimate there were over 250 million e-mail users worldwide, a number which is growing rapidly. As to the domestic market, last year there were more than 40 million e-mail users in the U.S. churning out more than 150 million messages a day. By 2003 that could reach more than 200 million users, creating 7 billion messages a day. A substantial majority of this group are potential users of Concierge's current products and products planned for future release.

        Distribution Methods. Concierge plans an aggressive, direct-mail and Internet-marketing campaign to introduce and promote the PCATM.

        Production Costs. The PCATM will be manufactured and produced for Concierge by Xetel Corp. A service order fulfillment contract is being negotiated at this time with an unaffiliated third party corporation. Emerald Solutions, Inc. will provide project management, software and program design and program coding services to implement products designed by Concierge.

        The e-mail version will retail at $39.95. With a $19.95 upgrade, the pro version monitors and collects fax, voice mail and e-mail messages. There will be no monthly service fee. No device other than an ordinary telephone is needed to access the PCA(TM). The PCATM also includes an auto pager that notifies the user by phone or pager when new e-mail is received.

        Considering direct product costs including royalties, Concierge projects a gross profit margin of approximately 80 to 90 percent of direct sales.

        Concierge intends to "nationalize" the product to accommodate several foreign languages, possibly including Japanese, Korean, German, Latin American Spanish, French and Brazilian Portuguese.

        Governmental Approval of Principal Products. No governmental approval is required in the U.S. for Concierge's products.

        Government Regulations.   There are  no governmental  regulations in the
U.S. that apply to Concierge's products.

        Properties. Concierge subleases approximately 150 square feet of office space at Suite 1278, 6033 West Century Boulevard, Los Angeles, California 90045. The space is deemed adequate for the present time, but additional space will be needed commencing in April 2000. Concierge has not yet identified the additional space it will lease, but ample space is available in the vicinity of its present space and elsewhere in the Los Angeles area.

        Dependence  on  Major  Customers  and  Suppliers.    Concierge  does not
anticipate that it will be dependent on any major customers or suppliers.

        Seasonality. There should be no seasonal aspect to Concierge's business other than possible increased sales anticipated in the fourth calendar quarter associated with the year-end holidays.

        Research and Development. Concierge expended approximately $188,663 on research and development in 1998 and $50,431 in 1999. It anticipates that it will expend approximately $150,000 on research and development in 2000 and approximately $200,000 in 2001.

        Environmental  Controls.   Concierge  is  subject  to  no  environmental
controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

        Year 2000 Computer Problem. Concierge has determined that it does not face material costs, problems or uncertainties about the year 2000 computer problem. This problem stems from the fact that many existing computer programs use only two digits to identify a year in the date field and do not consider the impact of the year 2000. Concierge presently uses off-the-shelf and easily replaceable software programs and has determined that all software is year 2000 compliant.

        Number of Employees.   On  March 1, 2000  Concierge employed two persons
full time and two persons part time.

        Venue of Sales. Concierge anticipates that some of its initial sales will be attributable to exports to English-speaking countries.

        Patents, Trademarks, Copyrights and Intellectual Property. Concierge has trademarked its Personal Communications Attendant. It has no patents on the product; the underlying technology is the subject of patents, and Concierge is required to pay royalties of $0.85 a PCATM unit to Lexicus, a subsidiary of Motorola, and $1.00 a unit to Fonix.

        Legal Proceedings. Neither Concierge nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

Concierge Management's Plan of Operation
----------------------------------------

        Concierge commenced marketing its Personal Communications Attendant on April 7, 2000. Concierge's management proposes to devote the company's cash assets and the time and efforts of its officers and staff for the next twelve months to the promotion, sale and continued improvement of its Personal Communications Attendant.

        Liquidity. As of April 15, 2000, Concierge had cash assets of approximately $550,000 acquired through the sale of its common stock in an offering exempt from registration pursuant to the provisions of the Commission's Regulation D, Rule 506. Concierge expects to improve its liquidity through sales of its PCATM and that it will not have to raise additional funds in the next twelve months. Should the need arise during the next twelve months for additional capital, Concierge believes that several of its existing shareholders will provide equity capital to meet this need.

        Product Research and Development. Concierge will perform product research and development during the next twelve months. A single user version of the PCATM was introduced in April 2000. Concierge is developing and will soon offer server versions for Windows NT and Windows 2000. Later in 2000 Concierge expects to develop and offer server versions to the Unix and the Linux operating systems. Concierge will also perform product development work on adding several foreign languages to its present, English-language models.

        Other Expected Developments. Concierge does not expect to purchase any plant or significant equipment. It outsources the development of its products, through the collaboration of its president, Allen Kahn, and outside providers.

        Concierge does expect to increase the number of its employees during the next twelve months by adding approximately three employees, which would include administrative and executive personnel.

        Market for Common Equity and Related Stockholder Matters.
        --------------------------------------------------------

        Market Information. There is no established public trading market for Concierge's common stock. None of its authorized shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into, common stock.

        Concierge's outstanding 1,376,380 shares of common stock will be converted to 96,957,713 shares of common stock of Starfest on the basis of
70.444 shares to Starfest common stock to be exchanged for each share of Concierge common stock. All 96,957,713 shares will be eligible for sale, but the 64,437,240 shares to be distributed to Concierge's officers and directors will be subject to the resale provisions of paragraph (d) of Rule 145 discussed above under "Information About Starfest - Rule 144 and Rule 145 Restrictions on trading."

        Holders. There are 97 holders of record of Concierge's common stock.

        Dividends. Concierge has declared no cash dividends on its common stock since its inception. There are no restrictions that limit Concierge's ability to pay dividends on its common stock or that are likely to do so in the future.

Changes  In  and  Disagreements  With  Accountants  on  Accounting and Financial
--------------------------------------------------------------------------------
Disclosures.
-----------

        During the last two fiscal years and the period since June 30, 1999, there have been no changes in Concierge's principal independent accountant.

Financial Statements.
--------------------

        See "Financial Statements - Concierge, Inc." for the independent auditor's report dated March 17, 2000 with respect to Concierge's balance sheet as of June 30, 1999 and the related statements of operations and deficit accumulated, changes in shareholders' deficit and cash flows for the fiscal years ended June 30, 1999 and June 30, 1998, and the notes to such financial statements.

        See also Concierge's unaudited interim balance sheet dated December 31, 1999, and statements of operation and deficit accumulated and cash flows for the six months ended December 31, 1999 and December 31, 1998 and the notes to such interim financial statements. In the opinion of management, the interim financial statements include all adjustments necessary to make the financial statements not misleading.

                        VOTING AND MANAGEMENT INFORMATION

        Starfest's management and Concierge's management will each solicit the proxy of their company's stockholders with respect to the proposed merger described herein.

Date, Time and Place Information.
--------------------------------

        Starfest. Starfest's stockholders will vote on the proposed merger at a special meeting of the stockholders of Starfest to be held at 11:00 A.M., ________________, ________________, 2000, at 9494 East Redfield Road, No. 1136,
Scottsdale, Arizona 85260. Starfest's officers, directors and affiliates are entitled to vote 3.7 percent of the outstanding shares entitled to vote. They have indicated that they will vote to approve the merger.

        Concierge. Stockholders of Concierge will vote on the proposed merger at a special meeting of the stockholders of Concierge to be held on 11:00 A.M.,
__________,        ___________________,        2000,       at       ____________
_________________________________________________________. Concierge's officers, directors and their affiliates are entitled to vote 66.5 percent of the outstanding shares entitled to vote. They have indicated that they will vote their shares to approve the merger.

        Voting Procedure. Voting by Starfest's stockholders and by Concierge's stockholders may be by written ballot at the meetings or by written proxy. Starfest stockholders of record as of ______________, 2000 shall be entitled to vote at their meeting. Concierge stockholders of record as of the day before the date of this Prospectus-Proxy Statement shall be entitled to vote at their meeting. Provided a quorum is present in person or by proxy (as determined by the aggregate voting rights of the common stock, considered as a whole), abstentions by stockholders present in person at the meeting shall be counted as a vote for rejecting the merger. None of the shares of Concierge are held of record by brokers. Some ____________ of the 23 million shares of Starfest are held by brokers. Broker non-votes shall be counted as votes disapproving the proposed merger.

Revocability of Proxy.
---------------------

        A person giving a proxy has the power to revoke it. A revocation of a proxy earlier given can be accomplished either (1) by written notification by the giver of the proxy of an intent to revoke it, or (2) by attendance at the special stockholders' meeting called to vote on the proposed merger and either oral or written instruction to the person counting ballots on the merger vote of an intention to revoke the earlier given proxy.

Effect of the Merger.
--------------------

        Should the merger be approved and effected -

        o the Concierge entity merges into the Starfest entity, and the separate existence of the Concierge entity ceases;

        o the title to any real estate and other property owned by Concierge is vested in Starfest without reversion or impairment;

        o      Starfest has all the liabilities of Concierge;

        o Any proceeding pending against Concierge may be continued as if the merger had not occurred or Starfest may be substituted in the proceeding for Concierge;

        o the articles of incorporation of Starfest are amended to the extent provided in the plan of merger, to-wit:

               o Starfest's authorized capital is increased from 65 million shares of common stock, no par value, to 190 million shares of common stock, par value $0.001, and ten million shares of preferred stock, par value, $0.001, and

               o Starfest's name is changed to "Concierge Technologies, Inc.";

        o the Concierge shareholders' interest in the Concierge common stock are converted to interests in Starfest common stock, as described in the Agreement of Merger, appended hereto as "Appendix A," and in the Prospectus-Proxy Statement, to-wit: each share of Concierge common stock will be converted into 70.444 shares of common stock of Starfest; and

        o the shareholders of Concierge and of Starfest do not become personally liable for the debts, liabilities or obligations of the surviving entity by reason of the merger.

Dissenters' Rights of Appraisal.
-------------------------------

        Stockholders of Starfest and of Concierge who do not vote for or consent in writing to the proposed merger, and who continuously hold their shares through the effective date of the merger (should it be effected), are entitled to exercise dissenters' rights of appraisal. Generally, any stockholder of either Starfest or Concierge is entitled to dissent from consummation of the plan of merger and to obtain payment of the fair value of his shares should the merger be consummated. The notices of the special meetings of stockholders of Starfest and of Concierge, at which the votes shall be taken whether to approve the proposed merger, must state that all stockholders are entitled to assert dissenters' rights. The notices must be accompanied by a copy of the relevant portions of California corporation law for the stockholders of Starfest and of Nevada corporation law for the stockholders of Concierge, describing dissenters' rights, the procedure for exercise of dissenters' rights, and the procedure for judicial appraisal of the value of the shares of common stock of Starfest or Concierge, as the case may be, should a dissenter and his or her corporation not agree on the value of such shares.

        All stockholders of Starfest or Concierge who desire to consider whether their dissenters' rights should be exercised should carefully read the relevant portions of the California corporation law or the Nevada corporation law that will accompany the notice of the special meeting of stockholders. You should especially be alert to the requirement that if you wish to assert your dissenters' rights, you must deliver to the corporation, before the vote is taken, written notice of your intent to demand payment for your shares if the merger is approved. You must not vote your shares in favor of, or consent in writing to, the merger, although you will not lose your dissenter's rights by failing to vote. Other procedures are required and will be described in detail in the copy of state corporation law that describe dissenters' rights. A mere vote against the merger does not satisfy the requirement of delivering written notice before the meeting of your intent to demand payment for your shares if the proposed merger is effectuated.

Persons Making the Solicitation.
-------------------------------

        Members of management of each of Starfest and of Concierge will solicit proxies for that entity. MANAGEMENT OF EACH COMPANY RECOMMENDS THAT THE PROPOSED MERGER BE APPROVED.

        They will solicit  proxies by the mails,  by  telephone,  or by personal
solicitation.   Starfest  and   Concierge   will  each  bear  its  cost  of  its
solicitation.

        Management of each of Starfest and of Concierge will vote signed but otherwise unmarked proxies to approve the merger.

Interest of Certain Persons in the Proposed Merger.
--------------------------------------------------

        Other than having an interest in the proposed merger by reason of (1) his or her ownership of common stock of Starfest or Concierge or (2) election to office of the surviving company, there is no substantial interest in the merger, direct or indirect, of any Starfest or Concierge director, executive officer since the beginning of the last fiscal year, nominee for election as a director or associate of any of the foregoing persons.

Voting Securities and Principal Holders Thereof.
-----------------------------------------------

        The merger must be approved by an affirmative vote of the holders of a majority of the outstanding shares of common stock of each of Starfest and of Concierge.

        There are presently outstanding 23 million shares of common stock of Starfest held of record by ______________ stockholders. Each share is entitled to one vote on the proposed merger.

        There are presently outstanding 1,376,380 shares of common stock of Concierge held of record by 97 stockholders. Each share is entitled to one vote on the proposed merger.

        The record date for determining the right to vote on the proposed merger is _________________, 2000 for Starfest shareholders and the day before the date on the cover of this Prospectus-Proxy Statement for Concierge shareholders.

Security Ownership of Certain Beneficial Owners and Management.
--------------------------------------------------------------

        The following table sets forth certain information regarding the beneficial ownership of the common stock of Starfest as of May 7, 2000 by each individual who is known to Starfest, as of the date of this filing, to be the beneficial owner of more than five percent of Starfest's common stock, its only voting security.

        Name and Address                    Amount and
         Of Beneficial                      Nature of                Percent of
            Owner                    Beneficial Ownership               Class
        ----------------             --------------------            ----------

        Thomas J. Kenan                1,360,000 shares(1)               5.9%
        212 N.W. 18th St.
        Oklahoma City, OK 73103

        Gary Bryant                    1,310,000 shares(2)               5.7%
        46471 Manitou
        Indian Wells, CA 92210

-------------------------

(1) 760,000 of these shares are held of record by the Marilyn C. Kenan Trust, of which trust Marilyn C. Kenan, the spouse of Thomas J. Kenan, is the trustee and beneficiary. Mr. Kenan disclaims any beneficial ownership of any of the shares held in the trust.

(2) 570,000 of these shares are held of record by Suzanne Bryant, Mr. Bryant's spouse, and 370,000 are held of record by Newport Capital Corporation, a corporation under the control of Mr. Bryant. Mr. Bryant disavows any beneficial ownership of any of the shares held by Mrs. Bryant.

        The table below sets forth the ownership, as of May 7, 2000, by all directors and nominees, and each of the named executed officers of Starfest, and directors and executive officers of Starfest as a group, of the common stock of Starfest, its only voting security.

   Name and Address                 Amount and Nature of             Percent of
       of Owner                     Beneficial Ownership                Class
   ----------------                 --------------------             ----------

Michael Huemmer                     760,000 shares                       3.3%
#1136
9494 East Redfield Road
Scottsdale, AZ 85260

Janet Alexander                     100,000 shares                          0.4%
Suite C
120 East Andreas Road
Palm Springs, CA 92262

Officers and Directors
  as a Group (2 persons)            860,000 shares                          3.7%

        There are no arrangements which may result in a change in control of Starfest other than the proposed merger described herein. There are no known voting trusts, pooling arrangements or similar agreements in place between or among any of the shareholders.

        The following table sets forth certain information regarding beneficial ownership of the common stock of Concierge as of May 7, 2000 by each individual who is known to Concierge, as of the date of this filing, to be the beneficial owner of more than five percent of Concierge's common stock, its only voting security.


                                                                               Amount of Post-
                                                                               Merger Company
                                      Amount and Nature                         Shares To Be
        Name and Address of             of Beneficial        Percent of        Owned If Merger       Percent of
         Beneficial Owner                 Ownership            Class             Is Approved            Class
        -------------------           -----------------      ----------        ---------------       ----------

Allen E. Kahn                          370,000 shares           26.9%            26,064,280             21.7%
7547 W. Manchester Ave., No. 325
Los Angeles, CA 90045

Samuel C.H. Wu                        403,500 shares(1)         29.3%            28,424,154             23.7%
1202 Tower 1, Admiralty Centre
18 Harcourt Road
Hong Kong, China

Polly Force Co., Ltd.                 160,000 shares(1)         11.6%            11,271,040              9.4%
1202 Tower 1, Admiralty Centre
18 Harcourt Road
Hong Kong, China

East Asia Strategic Holdings, Ltd.    109,500 shares(2)          8.0%             7,713,618              6.4%
1202 Tower 1, Admiralty Centre
18 Harcourt Road
Hong Kong, China

Gary E. Bryant                          75,000 shares            5.1%           6,593,300(3)             5.3%
3 Gavina
Monarch Beach, CA 92629

-------------------------

(1) Mr. Wu is the record owner of 110,000 shares of common stock of Concierge and is deemed to be the beneficial owner of the following number of shares held of record by the following corporations of each of which Mr. Wu is a director: Polly Force, Ltd.-160,000 shares, East Asia Strategic Holdings, Ltd. - 109,500 shares, and Link Sense, Ltd. - 24,000 shares.

(2) The beneficial ownership of these shares is also attributed to Samuel C.H. Wu. See footnote (2) above.

(3) This number includes 1,310,000 shares of Starfest owned by Mr. Bryant prior to the vote on the proposed merger.

        The table below sets forth the ownership, as of May 7, 2000, by all directors and nominees and each of the named executive officers of Concierge, and of directors, director nominees and executive officers of Concierge as a group, of the common stock of Concierge, its only voting security.

                                                                               Amount of Post-
                                                                               Merger Company
                                      Amount and Nature                         Shares To Be
                                        of Beneficial        Percent of        Owned If Merger       Percent of
     Name and Address of Owner            Ownership            Class             Is Approved            Class
     -------------------------        ----------------       ----------        ---------------       --------

Allen E. Kahn                          370,000 shares           26.9%            26,064,280             21.7%
7547 W. Manchester Ave., No. 325
Los Angeles, CA 90045

F. Patrick Flaherty                    70,000 shares(1)          5.1%             4,931,080              4.1%
637 29th Street
Manhattan Beach, CA 90266

Donald V. Fluken                         2,130 shares            (2)                150,046              (2)
313 Pagosa Way
Fremont, CA 94539

James E. Kirk                           57,500 shares            4.2%             4,050,530              3.4%
1401 Kirby, N.E.
Albuquerque, NM 87112

Herbert Marcus, III                        500 shares            (2)                 35,222              (2)
5505 Wenonan Drive
Dallas, TX 75209

Harry F. Camp                              500 shares            (2)                 35,222              (2)
1150 Bayhill Drive
San Bruno, CA 94066

David W. Neibert                       10,600 shares(3)          (2)                746,706              (2)
24028 Clarington Drive
West Hills, CA 91304

John Conners                                 0 shares             -                       0               -
The Ayco Company L.P.
17877 Von Karman Avenue, Ste 500
Irvine, CA 92614

Samuel C.H. Wu                        403,500 shares(4)         29.3%            28,424,154             23.7%
1202 Tower 1, Admiralty Centre
18 Harcourt Road
Hong Kong, China

Officers and Directors
  as a Group (9 persons)               914,730 shares           66.5%            64,437,240             53.7%

-------------------------

(1) The shares attributed to Mr. Flaherty include 10,000 shares held of record by each of Mr. Flaherty's sons, Ryan Flaherty and Cole Flaherty.

(2)     Less than one percent.

(3) The shares attributed to Mr. Neibert include 200 shares issued to his son, Ryan Neibert, and 100 shares issued to his daughter, Megan Neibert.

(4) Mr. Wu is the record owner of 110,000 shares of common stock of Concierge and is deemed to be the beneficial owner of the following number of shares held of record by the following corporations of each of which Mr. Wu is a director: Polly Force, Ltd.-160,000 shares, East Asia Strategic Holdings, Ltd. - 109,500 shares, and Link Sense, Ltd. - 24,000 shares.


Directors, Executive Officers and Significant Employees.

Set forth below are the names and terms of office of each of the persons who will serve as a director or an executive officer of the company should the merger be approved and a description of the business experience of each during the past five years.


                                                           Office Held   Term of
      Person                      Office                      Since      Office
      ------                      ------                   -----------   -------

Allen E. Kahn, 63        Chief Executive Officer,              1996       2000
                         President, Director, and
                         Chairman of the Board of
                         Directors

F. Patrick Flaherty, 62  Executive Vice President               2000      2001

Donald V. Fluken, 58     Vice President of Finance,             2000      2001
                         Chief Financial Officer

James E. Kirk, 64        Secretary                              1999      2001
                         and Director                           1996      2001

Herbert Marcus, III, 61  Director                               2000      2001

Harry F. Camp, 77        Director                               2000      2001

David W. Neibert, 44     Director                               2000      2001

John Conners, 46         Director                               2000      2001

Samuel C.H. Wu, 52       Director                               2000      2001



        Allen E. Kahn.  Mr. Kahn invented the  company's  initial  product,  the
        -------------
Personal Communications Attendant, and formed Concierge in 1996. Immediately prior to that time, he had been employed as president of Advanced Imaging Centers, an organization formed to establish Ultrafast CT medical imaging centers in San Diego and Las Vegas.

        F. Patrick Flaherty.   Mr. Flaherty  was  the   president  of  Manhattan
        -------------------
Resources of Manhattan Beach, California from April 1994 to January 1998. He became employed in January 1998, and was employed until recently, as the regional manager of W. Quinn Associates, Inc. of Reston, Virginia. In December 1999 he became employed as the executive vice president of Concierge.

        Donald V. Fluken.   Mr. Fluken  was employed from May 1991 until January
        ----------------
1997 as the managing director of Results Management of Fremont, California. From January 1997 until June 1999 he was employed as the chief financial officer of Chemtrak, Inc. of Sunnyvale, California. After Mr. Fluken terminated his employment with Chemtrak, it filed a voluntary chapter 11 petition under the U.S. Bankruptcy Code. From June

1999 he became employed and is still employed as the part-time chief financial officer of Connection, Inc. of San Jose, California. He became employed in February 2000 as the part-time chief financial officer of Concierge.

        James E. Kirk.   Mr.  Kirk  has   been  a  self-employed   attorney   in
        -------------
Albuquerque, New Mexico for the last five years.

        Herbert Marcus, III.  Mr. Marcus has been employed since January 1991 as
        -------------------
the senior vice president of Burgess Management Corp. of Dallas, Texas, a real estate management company.

        Harry F.  Camp.  Mr.  Camp  founded  the Harry Camp  Company in 1948,  a
        --------------
company that operated retail women's accessory departments inside department and retail stores and operated boutique stores in major shopping centers. Prior to its sale in 1975, the Harry Camp Company operated in 310 cities in 42 states. In 1971 Mr. Camp co-founded the Identicator, Inc., which designs, develops, manufactures and markets inkless identification systems. This is the first company to introduce PC-based fingerprint identification systems. A division of the company merged with Identix, Inc. in April 1999, at which time the division's clients included several Fortune 500 companies, the F.B.I., the Social Security Administration, the U.S. Secret Service, the Defense Manpower Data Center and several states. In 1982 Mr. Camp founded Camp Investors, Ltd. a limited partnership that provided venture capital financing to start-up and emerging growth technology companies. Mr. Camp serves today as chairman of the board of directors of Identicator, Inc.

        David W. Neibert.  Mr. Neibert was employed from June 1993 until October
        ----------------
1997 as the president and chief operating officer of Roamer One of Torrance, California. From October 1997 until March 1999 he was employed as the executive vice president of business development of InterGlobal Corp. of Kansas City, Missouri. From April 1999 until the present he has been employed as the president and general partner of The Wallen Group of West Hills, California.

        John  Conners.  Mr.  Conners  is  currently  Vice  President,  Financial
        -------------
Counseling for The Ayco Company, L.P., based in the Irvine, California office. Mr. Conners received his law degree from Albany Law School in 1978 and joined the New York State Bar in the same year. He also received a Bachelor of Science degree from the State University of New York. Mr. Conners' practice involves counseling executive in major Fortune 500 companies, many of which are involved in telecommunications and Internet technology.

        Samuel C.H. Wu. Mr. Wu is a graduate of the  University  of  California,
        --------------
Berkley, where he received a BSEE degree in electronics and computer sciences and an MBA degree. After being employed as a senior marketing and credit officer with the Bank of America - World Banking Division in Tokyo, London and Hong Kong, he founded and directs Hong Kong-based Woodsford Shipping & Trading Co., Ltd., an import-export and financial services company.

        Harry F. Camp, a director, is the uncle of Herbert Marcus, III, a director.

Executive Compensation.
----------------------

        The following information concerns the compensation of Concierge's chief executive officer for the last three completed fiscal years. No other executive officers or individuals received total annual salary and bonus that exceeded $100,000 during the last three completed fiscal years.

Name of Chief Executive Officer      Year        Cash Salary
-------------------------------      ----        -----------

Allen E. Kahn                        1999           None
                                     1998           None
                                     1997           None


        Other than as stated above, no cash or stock compensation, deferred compensation or long-term incentive plan awards were issued or granted to Concierge's management during or with respect to the last fiscal year.

        Other Arrangements. There are no employment contracts, compensatory plans or arrangements, including payments to be received from Starfest, with respect to any director or executive officer of Starfest which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with Starfest or its subsidiaries, any change in control of Starfest, or a change in the person's responsibilities following a change in control of Starfest.

        Stock Options.
        -------------

        Starfest has adopted a stock option plan which shall survive the merger, the major provisions of which Plan are as follows:

        Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time.
The option committee has granted no options.

        Concierge has no stock option plan but in June 1997 issued still-outstanding options to the following persons as set forth below:


                 Relationship      Shares           Per Share        Expiration
  Person         to Concierge   Under Option     Exercise Price         Date
------------     ------------   ------------     --------------      ----------

Harold Adams        None           30,000             $10              06-21-00

Ron Layton          None           40,000             $10              06-21-00
                                  -------

                                   70,000

        Should the merger between Starfest and Concierge be approved, the anti-dilution provisions of the above options would result in the options being exercisable as follows:


                Post-Merger Shares    Post-Merger Per-Share        Post-Merger
  Person          Under Option           Exercise Price          Expiration Date
------------    ------------------    ---------------------      ---------------

Harold Adams        2,113,320               $0.142                  06-21-00

Ron Layton          2,817,760               $0.142                  06-21-00
                    ---------

                    4,931,080

Certain Relationships and Related Transactions.
----------------------------------------------

        With respect to Starfest, Concierge and each person who will serve as a director or executive officer of the company should the proposed merger be approved, there have been no transactions during the last two years, or proposed transactions, in which any of them had or is to have a direct or indirect material interest.

        Transactions with Promoters. The persons, whose names are set forth below, may be deemed to be "promoters" of the company. Set forth opposite the name of each is (1) a description of the nature and amount of anything of value (including money, stock, property, contracts, options, or rights of any kind) that was, or is to be received by each promoter, directly or indirectly, either from Starfest or Concierge and (2) the nature and amount of any assets, services or other consideration (therefore received) or to be received by Starfest or
Concierge:


                     Shares of Common Stock of Concierge
                              Received or To Be              Received or To Be
                           Received by the Person          Received by Concierge
                     -----------------------------------   ---------------------
    Person                No. of Shares      Value         Nature       Value
-------------------       -------------     --------      --------   -----------


Allen E. Kahn               260,000         $148,000      Services   $    260
                            110,000                       Services   $ 35,200(1)

James E. Kirk                25,000         $ 10,000      Services   $ 10,000(2)
                             20,000         $ 20,000      Services   $ 20,000(3)
                             12,500         $  5,000      Cash       $  5,000

F. Patrick Flaherty          10,000         $ 10,000      Cash       $ 10,000
                             70,000         $ 22,400      Services   $ 22,400(4)

Donald V. Fluken              2,130         $    682      Services   $    682(4)

Herbert Marcus, III             500         $    160      Services   $    160(4)

Harry F. Camp                   500         $    160      Services   $    160(4)

David W. Neibert             10,600         $  3,392      Services   $  3,392(4)

Samuel C.H. Wu              378,500         $139,200      Cash       $139,200
                             25,000         $ 10,000      Services   $ 10,000(5)

Newport Capital              75,000         $ 24,000      Services   $ 24,000(6)


John Everding                37,500         $ 12,000       Services  $ 12,000(6)

-------------------------

(1) Mr. Kahn's services consisted of his services as chief executive officer of Concierge from September 26, 1996 until the date of the proposed merger with Starfest. His services were valued at $0.32 a share of Concierge's Common Stock and were valued by Mr. Kahn and by James E. Kirk, officers and directors of Concierge from 1996 until 2000.

(2) Mr. Kirk's services consisted of legal services from September 26, 1996 until the date of the proposed merger with Starfest. His services were valued at $0.40 a share of Concierge's common stock and were valued by himself and Allen Kahn, officers and directors of Concierge from 1996 until 2000, and Garth W. Reynolds, a former officer and director of Concierge from 1996 to 1999.

(3) These legal services were performed in between September 1996 and May 2000, at a time when shares of stock of Concierge were being sold at prices varying from $0.40 to $3.00 a share.

(4) This person's services consisted of his services as an officer and a director of Concierge rendered during 2000 prior to May 5, 2000. The shares were valued at Concierge's $0.32 book value at the time the services were rendered, and the services were valued by the board of directors of Concierge.

(5) Mr. Wu's services consisted of his raising money for Concierge in Hong Kong, where Mr. Wu lives. The services were valued at $0.40 a share by the board of directors of Concierge.

(6) This person's services consisted of his services as a consultant to the company rendered during 2000 prior to May 5, 2000 and in connection with the proposed merger with Starfest. The shares were valued at Concierge's $0.32 book value at the time the services were rendered, and the services were valued by the Concierge board of directors.

                           FINANCIAL STATEMENTS INDEX

        The financial statements of Starfest and of Concierge appear as follows:

Starfest, Inc.
        Independent Auditors' Report....................................... F-1
        Balance Sheet as of December 31, 1999.............................. F-2
        Statement of Operations for the years
               ended December 31, 1999 and
               December 31, 1998 .......................................... F-3
        Statement of Changes in Stockholders' Equity
               (Deficit) for the period from
               December 31, 1997 to December 31, 1999 ..................... F-4
        Statements of Cash Flows for the years ended
               December 31, 1999 and December 31, 1998 .................... F-5
        Notes to Financial Statements ..................................... F-6
        Balance Sheet as of March 31, 1999 and
               March 31, 2000 (Unaudited) ..................................F-9
        Statement of Operations for the three-month
               periods ended March 31, 1999 and
               March 31, 2000 (Unaudited) .................................F-10
        Statement of Changes in Stockholders' Equity
               (Deficit) for the period December 31,
               1998 to March 31, 2000 (Unaudited) .........................F-11
        Statements of Cash Flows for the three months
               ended March 31, 1999 and March 31,
               2000 (Unaudited) ...........................................F-13
        Notes to Financial Statements (Unaudited) .........................F-14
Concierge, Inc.
        Report of Independent Auditors.....................................F-17
        Balance Sheet as of June 30, 1999 .................................F-18
        Statement of Operations and Deficit Accumulated
               for the Years Ended June 30, 1999 and
               June 30, 1998 and the Period from
               September 20, 1996 (Inception Date)
               to June 30, 1999 ...........................................F-19
        Statement of Changes in Shareholders' Deficit
               for the Years Ended June 30, 1999 and
               June 30, 1998 and the Period from
               September 20, 1996 (Inception Date)
               to June 30, 1999 ...........................................F-20
        Statement of Cash Flows for the Years Ended
               June 30, 1999 and June 30, 1998 and
               the Period from September 20, 1996
               (Inception Date) to June 30, 1999 ..........................F-21
        Notes to Financial Statements......................................F-22
        Balance Sheet as of December 31, 1999 (unaudited)..................F-24
        Statement of Operations and Deficit Accumulated
               (Unaudited) for the Interim Six Months
               Ended  December 31, 1999 and  December 31,
               1998 and the Period From  September 20, 1996
               (Inception Date) to December 31, 1999 ......................F-25
        Statement of Cash Flows
               (Unaudited) for the Six Months Ended
               December 31, 1999 and December 31, 1998
               and the Period From September 20, 1996
               (Inception Date) to December 31, 1999 ......................F-26
        Notes to Financial Statements December 31, 1999
               (Unaudited) ................................................F-27

                                Jaak (Jack) Olesk
                           Certified Public Accountant
                        270 North Canon Drive, Suite 203
                             Beverly Hills, CA 90210
                             Telephone 310-288-0693
                                Fax 310-288-0863
                            e-mail: jaakolesk@aol.com






                          INDEPENDENT AUDITOR'S REPORT




To the Shareholders and Board of Directors
Starfest, Inc.

I have audited the accompanying balance sheet of Starfest, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starfest, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring significant losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Jaak Olesk
----------------------------------

Beverly Hills, California

February 9, 2000

                                 STARFEST, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1999




                                     ASSETS




Cash                                                         $       481
                                                              -----------





                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)



Current Liabilities
 Accounts payable                                            $    17,687
                                                              -----------
Total current liabilities                                    $    17,687
                                                              -----------

Stockholders' equity (deficit)
  Common stock: no par value,
  65,000,000 shares authorized;
  21,697,999 shares issued and
  outstanding                                                  2,639,651


  Retained earnings (deficit)                                 (2,656,857)
                                                              ----------
Total stockholders' equity (deficit)                             (17,206)
                                                              ----------

                                                             $       481
                                                              ==========




                 See accompanying notes to financial statements.

                                 STARFEST, INC.
                             STATEMENT OF OPERATIONS



                                                    For the Year Ended
                                                December 31,   December 31,
                                                    1999           1998
                                                ------------   ------------



Revenues                                        $         -    $         -
                                                 -----------    -----------


General and Administrative
Expenses                                            518,606          2,366
                                                 -----------    -----------

Operating (Loss)                                   (518,606)        (2,366)

Provision for income taxes                                -              -
                                                 -----------    -----------

NET (LOSS)                                      $  (518,606)   $    (2,366)


Net (Loss)
per common share                                $      (.04)   $       (01)


Weighted Average Shares
Outstanding                                      15,893,441      8,301,323



                 See accompanying notes to financial statements.

                                 STARFEST, INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)


                             Common Stock           Retained
                       Number of       Amount       Earnings
                        Shares         Total        (Deficit)       Total
                       ---------       ------       ---------       -----

Balance,
December 31, 1997      6,236,323    $1,598,072     $(2,135,885)  $ (537,813)

Net (loss) for
year ended
December 31, 1998              -             -          (2,366)      (2,366)
                       ---------     ---------       ---------    ---------

Balance,
December 31, 1998      6,236,323     1,598,072      (2,138,251)    (540,179)

Shares issued
for services           2,313,338        87,200               -       87,200

Shares issued
for assets             2,950,000       118,000               -      118,000

Shares issued
for debt
extinguishment         6,165,005       646,379               -      646,379

Shares issued
for cash               4,033,333       190,000               -      190,000

Net (loss) for
year ended
December 31, 1999              -             -        (518,606)    (518,606)
                      ----------    ----------     -----------    ---------

Balance,
December 31, 1999     21,697,999    $2,639,651     $(2,656,857)  $ (17,206)



                 See accompanying notes to financial statements.

                                 STARFEST, INC.
                            STATEMENTS OF CASH FLOWS

                                                        Year Ended December 31,
                                                           1999          1998
                                                       ----------    ----------
Net Cash From
Operating Activities:
Net (loss)                                             $(518,606)    $  (2,366)
Adjustments to reconcile
 net loss to net cash
 used by operating activities:
Shares issued for services                                87,200             -
Shares issued for assets                                 118,000             -
Shares issued for
 debt extinguishment                                     646,379             -
Changes in assets
    and liabilities:
  Accounts payable                                      (413,692)        2,366
  Other liabilities                                     (108,800)            -
                                                        ---------     ---------

Net cash used)
    by operating activities                             (189,519)            -
 Investing Activities:
Net cash provided (used) by
  Investing Activities                                         -             -
                                                        ---------     ---------
Cash flows from Financing
Activities
Common stock issued for cash                             190,000             -
                                                        ---------     ---------
Net cash provided by
Financing Activities:                                    190,000
Increase in Cash                                             481             -
Cash at beginning of period                                    -             -
                                                        ---------     ---------
Cash at end of period                                  $     481     $       -

Supplemental cash flow information:
Cash paid during the period for:

   Interest                                            $       -     $       -

   Income taxes                                        $       -     $       -

Non cash financing transactions:

Shares for services                                    $  87,200     $       -

Shares for debt extinguishment                         $ 646,379     $       -

Shares for assets                                      $ 118,000     $       -


                 See accompanying notes to financial statements.

                                 STARFEST, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


NOTE 1 -  Summary of Significant Accounting Policies

Nature of Operations

Starfest, Inc. (the "Company"), a California corporation, was incorporated on August 18, 1993 as Fanfest, Inc.. In August, 1995 the Company changed its name to Starfest, Inc.. During the year ended December 31, 1998, the Company was inactive, just having minimal administrative expenses. During the year ended December 31, 1999 the Company attempted to pursue operations in the online adult entertainment field. However, the Company was not successful in this pursuit.

Cash equivalents

        Cash equivalents consist of funds invested in money market accounts and in investments with a maturity of three months or less when purchased.
There were no cash equivalents at December 31, 1999.

Loss per share

        The computation of loss per share of common stock is based on the weighted average number of shares outstanding during the periods presented. Fully diluted calculations are not presented since the Company only had losses for all periods presented (thus antidilutive).

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

Issuance of Shares for Services

        Valuation of shares for services is based on the estimated fair market value of the services performed.

Income taxes

        The Company records its income tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". (See Note 3).

                                 STARFEST, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 -  Summary of Significant Accounting Policies(continued)

Fair Value of Financial Instruments

        Pursuant to SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 1999. The Company considers the carrying value of such amounts in the consolidated financial statements to approximate their expected realization and interest rates, which approximate current market rates. During the periods presented and at December 31, 1999 the Company had no financial instruments.

Comprehensive Income (Loss)

        In fiscal 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The adoption of SFAS No. 130 required no additional disclosure for the Company and did not have any effect on the Company's financial position, as there was no difference between comprehensive loss and the net loss as reported.

Segment Disclosures

        In Fiscal 1999, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This Statement establishes standards for the way companies report information regarding operating segments in annual financial statements. The adoption of SFAS No. 131 required no additional disclosure for the Company as the Company operated in one principal business segment.

Reclassifications

        Certain   items  in  prior  period   financial   statements   have  been
reclassified to conform with 1999 classifications.

NOTE 2 - Basis of presentation and considerations related to continued existence (going concern)

        The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $518,606 for the year ended December 31, 1999. The Company incurred a net loss of $2,366 for the year ended December 31, 1998.

                                 STARFEST, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 2 - Basis of presentation and considerations related to continued existence (going concern) (continued)


        These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern.

        The Company's management intends to raise additional operating funds through equity and/or debt offerings. However, there can be no assurance management will be successful in this endeavor.

NOTE 3 - Income Taxes

        The Company records its income tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the liability method of accounting for deferred income taxes.

        Since the Company did not have taxable income during the periods presented, no provision for income taxes has been provided. At December 31, 1999, the Company did not have any significant tax net operating loss carryforwards (tax benefits resulting from losses for tax purposes have been fully reserved due to the uncertainty of a going concern). At December 31, 1999, the Company did not have any significant deferred tax liabilities or deferred tax assets.

NOTE 4 - Subsequent Events

        On January 18, 2000 the Company issued 1,302,001 of its common shares, for January, 2000 services, to three shareholders.

        In January and February, 2000 the Company was in negotiations regarding possibly entering into a business combination with Concierge, Inc., a development stage software developer. Concierge, Inc. does not have significant assets or revenues.

                                 Starfest, Inc.
                                 Balance Sheets

                                 March 31, 2000

                                     Assets
                                     ------


                                                                        2000
                                                                    -----------

Current Assets:

Cash                                                                $      833
                                                                     ----------

        Total Current Assets                                        $      833
                                                                     ==========


                 Liabilities And Stockholders' Equity (Deficit)
                 ----------------------------------------------

Current Liabilities:
Accounts payable                                                   $     5,461
Payable to shareholders                                                 24,814
                                                                    -----------

        Total current liabilities                                  $    30,275
                                                                    -----------


Stockholders, Equity (Deficit):

    Common stock, no par value,
    65,000,000 shares authorized;
    19,499,999 and 23,000,000 shares
    issued and outstanding                                          2,647,253

Retained earnings (deficit)                                        (2,676,695)
                                                                   -----------

        Total stockholders, equity
          (deficit)                                                   (29,442)
                                                                   -----------

                                                                  $       833
                                                                   ===========

See notes to financial statements.

                                 Starfest, Inc.
                            Statements Of Operations

                          Three Months Ended March 31,



                                                      2000              1999
                                                  ------------      ------------


Revenues                                          $         -       $         -
                                                   -----------       -----------
General and Administrative
  Expenses                                             19,038             2,424
                                                   -----------       -----------

Operating Loss                                        (19,038)           (2,424)

Provision for income taxes                                800               800
                                                   -----------       -----------

Net Loss                                          $   (19,838)           (3,224)
                                                   ===========       ===========

Accumulated Deficit - beginning of year            (2,656,857)       (2,138,251)
                                                   -----------       -----------

Accumulated Deficit - end of year                  (2,676,695)       (2,141,475)

Basic and Diluted Weighted Average
Number of Common Shares Outstanding                23,038,298         6,478,397
                                                   ===========       ===========

Basic Loss Per Common Share                       $      (.00)      $      (.00)
                                                   ===========       ===========

Diluted Loss Per Common Share                     $      (.00)      $      (.00)
                                                   ===========       ===========


See notes to financial statements.

                                 Starfest, Inc.
             Statement Of Changes In Stockholders' Equity (Deficit)

          For the Three Months ended March 31, 2000 and March 31, 1999


                            Common Stock             Retained
                      ------------------------
                      Number of                      Earnings
                       Shares         Amount         (Deficit)         Total
                      ---------     ----------      ------------     ----------

Balance,
December 31, 1998     6,236,323     $1,598,072     $(2,138,251)      $(540,179)

Shares issued
for services            208,339            208                -            208

Shares issued for
debt extinguished       298,338        127,400                -        127,400

Net loss for
three months
ended
March 31, 1999                -              -           (3,224)        (3,224)
                     ----------      ---------       ----------      ---------

Balance,
March 31, 1999       6,7843,000     $1,725,680      $(2,141,475)     $(415,795)
                     ==========      =========       ==========       =========


Balance, December
31, 1999             21,697,999     $2,639,651      $(2,656,857)    $  (17,206)

Shares issued
for services            602,001            602                             602

Shares issued
for cash                700,000          7,000                           7,000

Net loss for
three months
ended
March 31, 2000                                          (19,838)       (19,838)
                     ----------      ---------       ----------       --------

Balance March
31, 2000             23,000,000     $2,647,253      $(2,676,695)     $ (29,442)
                     ==========      =========       ==========       ========

See notes to financial statements.

                                 Starfest, Inc.
                            Statements Of Cash Flows
                          Three Months Ended March 31,

                                                      2000              1999
                                                   -----------       -----------
Net Cash From
  operating Activities:
Net loss                                           $  (19,838)       $   (3,224)
Adjustments to reconcile
  net loss to net cash
  used by operating activities:
Shares issued for services                                602               208
Loss on disposal of equipment                               -             2,216
Shares issued for debt
  extinguishment                                            -           127,400
                                                    ----------        ----------
          Total Adjustments                               602           129,824

Increase (Decrease) in Liabilities
  Accounts payable                                    (12,226)              800
  Other liabilities                                         -          (127,400)
                                                    ----------        ----------
Net cash used
  by operating activities                             (31,462)                -

Cash Flows From Investing Activities                        -                 -

Cash Flows From Financing Activities
  Proceeds from Shareholders issued notes              24,814                 -
  Proceeds from issuance of common stock                7,000                 -
                                                    ----------        ----------
Net cash provided by
  Financing Activities                                 31,814                 -
                                                    ----------        ----------

Net Cash Provided from All Activities                     352                 -

Cash - beginning of period                                481                 -
                                                    ----------        ----------

Cash at end of period                              $      831        $        -
                                                    ==========        ==========

Supplemental cash flow information:
Cash paid during the period for:
  Interest                                         $        -        $        -
  Income taxes                                     $        -        $        -

Non cash financing transactions:
  Shares for services                              $      602        $      208
  Shares for debt extinguishment                   $        0        $  127,400


See notes to financial statements.

                                 Starfest, Inc.
                          Notes To Financial Statements
                        March 31, 2000 and March 31, 1999


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

    (a) Starfest, Inc. (the Company), a California corporation, was incorporated on August 18, 1993 as Fanfest, Inc. In August, 1995 the Company changed its name to Starfest, Inc. During 1998, the Company was inactive, just having minimal administrative expenses. During 1999 the Company attempted to pursue operations in the online adult entertainment field. There were no revenues from this endeavor. The Company is negotiating an agreement with a copy (see Note 3). The purpose of the merger is to effect an online communication retrieval system such as e-mail via the telephone.

    (b) Cash Equivalents

        Cash equivalents consist of funds invested in money market accounts and in investments with a maturity of three months or less when purchased. There were no cash equivalents for the three months ended March 31, 2000 and March 31, 1999.

    (c)  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

    (d)  Issuance of Shares for Services

         Valuation of shares for services is based on the estimate fair market value of the services performed.

    (e)  Income Taxes

         The Company's uses the liability method of accounting for income tax specified by SFAS No. 109, "Accounting for Income Taxes", whereby deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future. The Company had no material net deferred tax assets or liabilities at March 31, 2000 and March 31, 1999.

                                 Starfest, Inc.
                          Notes To Financial Statements
                        March 31, 2000 and March 31, 1999


    (f) Loss Per Share

        In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share." The statement replaced primary EPS with basic EPS which is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding. The provision requires the calculation of diluted EPS. The company uses the method specified by the statement.

2.  ADVERTISING
    -----------

    Advertising is expensed as incurred.


3.  MERGER NEGOTIATIONS
    -------------------

    On January 26, 2000 the Company entered into an agreement of merger with Concierge, Inc., a Nevada corporation, pursuant to which, should the merger be approved by the shareholders of both companies, the presently outstanding 1,376,380 shares of common stock of Concierge, Inc. will be converted into shares of common stock of the Company on the basis of 70,444 shares of Starfest, Inc. to be issued for each share of Concierge, Inc. The Company is registering 96,957,713 shares of its common stock on a Form S-4 to be filed with the Securities and Exchange Commission to be available should the merger be approved.

4.  RELATED PARTY NOTES PAYABLE
    ---------------------------

        Payable to shareholders is non-interest bearing, unsecured with no specified due date.

5.  GOING CONCERN UNCERTAINTIES
    ---------------------------

    At the end of the first quarter (March 31, 2000) the Company incurred an operating loss of (3,224). If management will be unable to generate revenue or secure adequate financing to do its current business operational plan, there will be substantial doubt of the Company's ability to continue as a going concern. The Company, however, believes that its current financing and reorganization plan will generate the resources required to continue and sustain its operation indefinitely.

BRAD B. HAYNES                                                   9005 Burton Way
Certified Public Accountant                        Los Angeles, California 90048




                                                              Tel (310) 273-7417
                                                              Fax (310) 285-0865

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



To the Shareholders and Board of Directors
Concierge, Inc.
(A Development Stage Company)
Los Angeles, California

We have audited the accompanying balance sheet of Concierge, Inc. (A Development Stage Company) as of June 30, 1999 and the related Statements of Operations and Deficit Accumulated, Cash Flows and Changes in Shareholders' Deficit for the years ended June 30, 1999 and June 30, 1998 as well as for the period from September 20, 1996 (inception) to June 30, 1999. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Financial Statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the Financial Statements referred to above present fairly, in all material respects, the financial position of Concierge, Inc. (A Development Stage Company) as of June 30, 1999 and June 30, 1998, and the results of its operations, its cash flows and its changes in shareholders' equity (deficit) for the years then ended and the period from inception until June 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Note 6, the Company has suffered a current loss from operations and has a capital deficiency to pursue its projected operation that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Brad B. Haynes
--------------------------
Brad B. Haynes


March 17, 2000

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                  June 30, 1999



                                     ASSETS
                                     ------

CURRENT ASSETS
--------------
Cash in Bank                                $   6,383
Prepaid Expenses                                  800
                                            ---------
        Total Current Assets                              $  7,183

PROPERTY AND EQUIPMENT
(Net of $5,868 depreciation)                                 5,776
                                                          --------

        TOTAL ASSETS                                                   $12,959
                                                                        ======

                      LIABILITIES AND SHAREHOLDERS' DEFICIT
                      -------------------------------------

CURRENT LIABILITIES
-------------------
Accounts Payable - Trade                    $  70,093
Accrued Expenses                               20,218
Related Party Notes Payable                    22,000
                                            ---------
        Total Current Liabilities                         $112,311

SHAREHOLDERS' DEFICIT
Common Stock, 10,000,000 Shares
        Authorized, $.01 par value,
        1,166,326 shares issued
        and outstanding                        11,663
Additional Paid-In Capital                    359,728
Deficit Accumulated During the
        Development Stage                    (470,743)
                                             --------
        Total Stockholders' Deficit                        (99,352)
                                                           -------
        TOTAL LIABILITIES AND
        SHAREHOLDERS' DEFICIT                                          $12,959
                                                                        ======




                 See accompanying notes to Financial Statements

                                 CONCIERGE, INC.
                          (A Development Stage Company)

               STATEMENT OF OPERATIONS AND DEFICIT ACCUMULATED For
         the Years Ended June 30, 1999 and June 30, 1998 and the Period
                                      From
              September 20, 1996 (Inception Date) to June 30, 1999
              ----------------------------------------------------



                                                                       09-20-96
                                        Year            Year          (Inception
                                        Ended           Ended          Date) to
                                       06-30-99        06-30-98        06-30-99
                                       --------        --------        --------
REVENUES                               $      0        $      0        $      0
--------

COSTS AND EXPENSES
------------------
Product Launch Expenses                  58,607         205,285         357,466
General and Administrative Expenses      30,512          77,806         110,877
                                       --------        --------        --------

        TOTAL COSTS AND EXPENSES         89,119         283,091         468,343
(LOSS) FROM OPERATIONS                  (89,119)       (283,091)       (468,343)
----------------------

PROVISION FOR INCOME TAXES                  800             800           2,400
--------------------------             --------       ---------       ---------

NET LOSS                                (89,919)       (283,891)        470,743
--------                               ========       =========       =========

DEFICIT ACCUMULATED DURING THE
------------------------------
DEVELOPMENT STAGE - beginning          (380,824)        (96,933)
-----------------                      --------       ---------

DEFICIT ACCUMULATED DURING THE
------------------------------
DEVELOPMENT STAGE - end                (470,743)       (380,824)
-----------------

BASIC AND DILUTED WEIGHTED AVERAGE
----------------------------------
NUMBER OF COMMON SHARES OUTSTANDING   1,061,938         853,410       1,061,938
-----------------------------------   =========       =========       =========

BASIC LOSS PER COMMON SHARE           $    (.08)      $   ( .33)      $    (.44)
---------------------------           =========       =========       =========

DILUTED LOSS PER COMMON SHARE         $    (.08)      $   ( .33)      $    (.44)
-----------------------------         =========       =========       =========



                 See accompanying notes to Financial Statements

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT For
       the Years Ended June 30, 1999 and June 30, 1998 and the Period From
              September 20, 1996 (Inception Date) to June 30, 1999
              ----------------------------------------------------


                                         Common Stock
                                    -----------------------
                                                                   Additional
                                                                     Paid-In         Accumulated       Shareholders'
                                    Shares           Amount          Capital           Deficit            Equity
                                   ---------         ------        ----------        -----------       -------------
Common Stock Issued for
Cash Through June 30, 1997           176,306         $ 1,763        $106,162         $        0          $107,925

Common Stock Issued for
Services Through June 30,
1997                                 621,545           6,215               0                  0             6,215

Net Loss Through June 30,
1997                                       0               0               0            (96,933)          (96,933)
                                   ---------         -------        --------         ----------          --------

Balance at June 30, 1997             797,851           7,978         106,162            (96,933)           17,207

Common Stock Issued for
Cash in the Fiscal Year
Ended June 30, 1998                  137,475           1,375         194,650                  0           196,025

Common Stock Issued for
Services in the Fiscal Year
Ended June 30, 1998                   22,550             226               0                  0               226

Net Loss Incurred During the
Fiscal Year Ended June 30,
1998                                       0               0               0           (283,891)         (283,891)
                                   ---------         -------        --------         ----------         ---------

Balance at June 30, 1998             957,876         $ 9,579        $300,812         $ (380,824)        $ (70,433)

Beginning Balance July 1,
1998                                 957,876           9,579         300,812           (380,824)          (70,433)

Common Stock Issued for
Cash in the Year Ended June
30, 1999                             208,000           2,080          58,916                  0            60,996

Common Stock Issued for
Services in the Year Ended
June 30, 1999                            450               4               0                  0                 4

Net Loss Incurred During the
Year Ended June 30, 1999                   0               0               0            (89,919)          (89,919)
                                   ---------         -------        --------         ----------          --------

Balance at June 30, 1999           1,166,326         $11,663        $359,728         $ (470,743)         $(99,352)
                                   =========         =======        ========         ==========          ========

                 See accompanying notes to Financial Statements

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
     For the Years Ended June 30, 1999 and June 30, 1998 and the Period From
              September 20, 1996 (Inception Date) to June 30, 1999
              ----------------------------------------------------

                                                                    09-20-96
                                      Year Ended   Year Ended   (Inception Date)
                                       06-30-99     06-30-98       to 06-30-99
                                      ----------   ----------   ----------------

CASH FLOW FROM OPERATING ACTIVITIES
-----------------------------------

Net Loss                              $ (89,919)   $(283,891)       $(470,743)

Adjustments to reconcile Net Loss:

   To Net Cash Used by Operating
     Activities:

     Depreciation                         2,329        2,329            5,868

     Stock issued for Services                -            -            6,441
                                       --------     --------         --------

        Total Adjustments                 2,329        2,329           12,309

(INCREASE) DECREASE IN ASSETS
-----------------------------
INCREASE (DECREASE) IN LIABILITIES
----------------------------------

   Prepaid Expenses                           -         (800)            (800)

   Other Assets                           1,625       (1,625)               -

   Accounts Payable                       5,717       64,376           70,093

   Accrued Expenses                      10,784        9,435           20,218

   Loans from Shareholders                    -            -           12,000
                                       --------     --------         --------

NET CASH USED BY OPERATING
ACTIVITIES                            $ (69,464)   $(210,176)       $(356,923)
----------

CASH FLOWS FROM INVESTING
-------------------------
ACTIVITIES
----------

   Purchase of Office Furniture
     and Equipment                            -       (4,396)       $ (11,644)

CASH FLOWS FROM FINANCING
-------------------------
ACTIVITIES
----------

   Proceeds from Issuance of
     Common Stock                        61,000      196,251          364,950

   Proceeds from Related Party
     Borrowing                           10,000       12,000           10,000
                                       --------     --------         --------

NET CASH PROVIDED BY FINANCING
------------------------------
ACTIVITIES                               71,000      208,251          374,950
----------

NET INCREASE IN CASH                      1,536       (6,321)           6,383
--------------------

CASH - Beginning of Period                4,847       11,169                -
----                                   --------     --------         --------

CASH - End of Year                     $  6,383     $  4,848         $  6,383
----

                 See accompanying notes to Financial Statements

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1999


1.      NATURE OF OPERATIONS
        --------------------
        Concierge, Inc. is a development stage company incorporated in Nevada on September 20, 1996. The company is in the process of developing Software to provide local telecommunication/internet service and to provide long distance telecommunications as well as sales of cellular units. The Company has generated no revenues.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        ------------------------------------------

        (a)    Cash Equivalents
               ----------------
               Cash equivalents consist of funds invested in money market accounts and investments with a maturity of three months or less when purchased. There were no cash equivalents for the fiscal years ended June 30, 1999.

        (b)    Use of Estimates
               ----------------
               The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

        (c)    Issuance of Shares for Service
               ------------------------------
               Valuation of shares for services is based on the estimated fair market value of the services performed.

        (d)    Income Taxes
               ------------
               The Company's uses the liability method of accounting for income taxes specified by SFAS No. 109, "Accounting for Income Taxes", whereby deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future. The Company had no material net deferred tax assets or liabilities at June 30, 1999.

        (e)    Property and Equipment
               ----------------------
               Depreciation for equipment and vehicles are computed using the straight-line method calculated to depreciate the cost of assets over the estimated useful lives. Leasehold improvements are amortized over the life of the original lease. Costs of maintenance and repairs are charged to expense while costs of significant renewals and betterments are capitalized.

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1999

        (f)    Loss Per Share
               --------------
               In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share." The statement replaced primary EPS with basic EPS which is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding. The provision requires the calculation of diluted EPS. The company uses the method specified by the statement.

3.      RELATED PARTY NOTES PAYABLE
        ---------------------------
        A promissory note of Ten Thousand Dollars ($10,000) was given to an individual for funds received by the Company. The interest rate was fifteen percent per annum payable on demand.

        A promissory of Twelve Thousand Dollars ($12,000) was given to an individual for funds received by the Company. The interest rate was fifteen percent (15%) per annum. Further consideration for this loan was the issuance of four hundred and fifty (450) shares of Company shares.

4.      ADVERTISING
        -----------
        Advertising is expensed as incurred.

5.      LEASE AGREEMENT
        ---------------
        The Company is on a month-to-month tenant occupancy.

6.      GOING CONCERN UNCERTAINTIES
        ---------------------------
        At the end of the current year, the Company incurred an operating loss of $89,919. If management will be unable to generate more revenue or secure adequate financing to do its current business operational plan, there will be substantial doubt of the Company's ability to continue as a going concern. The Company, however, believes that its current financing and reorganization plan will generate the resources required to continue and sustain its operation indefinitely.

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                December 31, 1999
                                -----------------
                                   (Unaudited)




                                     ASSETS
                                     ------

CURRENT ASSETS
--------------
Cash in Bank                                $  76,383
Prepaid Expenses                                  800
                                            ---------
        Total Current Assets                              $ 77,183

PROPERTY AND EQUIPMENT
----------------------
(Net of $7,032 depreciation)                   11,644        4,612
                                                          --------

        TOTAL ASSETS                                                   $81,795
                                                                       =======


                      LIABILITIES AND SHAREHOLDERS' DEFICIT
                      -------------------------------------

CURRENT LIABILITIES
-------------------
Accounts Payable - Trade                    $  66,843
Accrued Expenses                               21,962
Note Payable                                   12,000
Related Party Note Payable                      5,000
                                            ---------
        Total Current Liabilities                         $105,805

SHAREHOLDERS' DEFICIT
---------------------
Common Stock, 10,000,000 Shares
        Authorized, $.01 par value,
        1,080,076 shares issued
        and outstanding                        10,800
Additional Paid-In Capital                    491,508
Deficit Accumulated During the
        Development Stage                    (526,318)
                                            ---------

        Total Stockholders' Deficit                        (24,010)
                                                           -------
        TOTAL LIABILITIES AND
        SHAREHOLDERS' DEFICIT                                          $81,795
                                                                       =======


                 See accompanying notes to Financial Statements

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                 STATEMENT OF OPERATIONS AND DEFICIT ACCUMULATED
                                   (Unaudited)
             For the Interim Six Months Ended December 31, 1999 and
                      December 31, 1998 and the Period From
            September 20, 1996 (Inception Date) to December 31, 1999
            --------------------------------------------------------

                                                                     09-20-96
                                        Six Months Ended           (Inception)
                                    -----------------------        -----------
                                    12-31-99       12-31-98        to 12-31-99
                                    --------       --------        -----------

REVENUES                          $        0      $        0       $        0
--------                          ----------      ----------       ----------

COSTS AND EXPENSES
------------------

   Product Launch Expenses             8,780          16,682          366,246

   General and Administrative
     Expenses                         45,995           7,104          156,872
                                  ----------      ----------       ----------

     TOTAL COSTS AND EXPENSES         54,775          23,786          523,118

(LOSS) FROM OPERATIONS               (54,775)        (23,786)        (523,118)
----------------------

PROVISION FOR INCOME TAXES               800             800            3,200
--------------------------        ----------      ----------       ----------

NET LOSS                             (55,575)        (24,586)        (526,318)
--------

DEFICIT ACCUMULATED DURING THE
------------------------------
DEVELOPMENT STAGE - beginning       (470,743)       (380,824)
-----------------                 ----------      ----------

DEFICIT ACCUMULATED DURING THE
------------------------------
DEVELOPMENT STAGE - end             (526,318)       (405,410)
-----------------

BASIC AND DILUTED WEIGHTED AVERAGE
NUMBER OF COMMON SHARES
OUTSTANDING                        1,076,575         957,876         1,076,575
-----------                       ==========       =========        ==========

BASIC LOSS PER COMMON SHARE            $(.05)          $(.25)            $(.49)
---------------------------           ======          ======            ======

DILUTED LOSS PER COMMON SHARE          $(.05)          $(.25)            $(.49)
-----------------------------         ======          ======            ======



                 See accompanying notes to Financial Statements

                                CONCIERGE, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET
                                 March 31, 2000
                                 --------------
                                  (Unaudited)


                                     ASSETS
                                     ------

CURRENT ASSETS
--------------
Cash in Bank                                                       $   540,629
Prepaid Expenses                                                           800
                                                                    -----------

         Total Current Assets                                      $   541,429

PROPERTY AND EQUIPMENT
----------------------
(Net of $7,615 depreciation)                                             4,029
                                                                    -----------

        TOTAL ASSETS                                               $   545,458

                                                                    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

LIABILITIES                                                        $         0
-----------

SHAREHOLDERS' EQUITY
--------------------
Common Stock, 10,000,000 Shares
    Authorized, $.01 par value,
    1,175,410 shares issued
    and outstanding                                                     11,754
Additional Paid-In Capital                                           1,251,555
Deficit Accumulated During the
    Development Stage                                                 (717,851)
                                                                     ----------

        TOTAL STOCKHOLDERS' EQUITY                                 $   545,458
                                                                     ----------

        TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                                       $   545,458
                                                                     ==========


                 See accompanying notes to Financial Statements

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                                   (Unaudited)
              For the Interim Nine Months Ended March 31, 2000 and
                       March 31, 1999 and the Period From
              September 20, 1996 (Inception Date) to March 31, 2000
              -----------------------------------------------------

                                                                     09-20-96
                                       Nine Months Ended           (Inception)
                                    -----------------------        -----------
                                    03-31-00       03-31-99        to 03-31-00
                                    --------       --------        -----------

REVENUES                          $        0      $        0       $        0
--------                          ----------      ----------       ----------

COSTS AND EXPENSES
------------------

   Product Launch Expenses           155,665          55,482          527,529

   General and Administrative
     Expenses                         90,640          23,839          187,172
                                  ----------      ----------       ----------

     TOTAL COSTS AND EXPENSES        246,308          78,321          714,651

(LOSS) FROM OPERATIONS              (246,308)        (78,321)        (714,651)
----------------------            ----------      ----------       ----------

PROVISION FOR INCOME TAXES               800             800            3,200
--------------------------        ----------      ----------       ----------

NET LOSS                            (247,108)        (79,121)        (717,851)
--------

DEFICIT ACCUMULATED DURING THE
------------------------------
DEVELOPMENT STAGE - beginning       (470,743)
-----------------                 ----------

DEFICIT ACCUMULATED DURING THE
------------------------------
DEVELOPMENT STAGE - end             (717,851)
-----------------




                 See accompanying notes to Financial Statements

                                 CONCIERGE, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)
              For the Interim Nine Months Ended March 31, 2000 and
                       March 31, 1999 and the Period From
              September 20, 1996 (Inception Date) to March 31, 2000
              -----------------------------------------------------

                                                                      09-26-96
                                           Nine Months Ended        (Inception)
                                         ---------------------      -----------
                                         03-31-00     03-31-99      to 03-31-00
                                         --------     --------      -----------

CASH FLOW FROM OPERATING ACTIVITIES
-----------------------------------
Net Loss                                $(247,186)   $ (79,121)      $(717,851)

Adjustments to reconcile Net Loss:

   To Net Cash Used by Operating
   Activities:
     Depreciation                           1,746        1,771           7,615
                                        ---------     --------      ----------
          Total Adjustments                (1,746)       1,771           7,615

DECREASE (INCREASE) IN ASSETS
-----------------------------
INCREASE (DECREASE) IN LIABILITIES
----------------------------------

   Prepaid Expenses                             -            -            (800)

   Accounts Payable                       (70,093)       8,820               -

   Accrued Expenses                       (20,219)       9,429               -
                                        ---------     --------       ---------

NET CASH USED BY OPERATING
--------------------------
ACTIVITIES                             $(335,672)    $ (59,101)     $ (711,036)
----------

CASH FLOWS FROM INVESTING
-------------------------
ACTIVITIES
----------
   Purchase of Office Furniture
     and Equipment                             -             -         (11,644)

CASH FLOWS FROM FINANCING
-------------------------
ACTIVITIES
----------
   Proceeds from Issuance of
     Common Stock and Additional
     Paid-In Capital                      891,918        49,982      1,263,309

   Proceeds from Related Party
     Borrowing                            (22,000)       10,000              -
                                         --------      --------     ----------
NET CASH PROVIDED BY FINANCING
------------------------------
ACTIVITIES                                869,918        59,982      1,263,309
----------                               --------      --------     ----------

NET CASH PROVIDED FROM                    534,246          (881)       540,629
----------------------
ALL ACTIVITIES
--------------

CASH - Beginning of Period                  6,383         4,848              -
----                                     --------      --------      ---------

CASH - End of Period                     $540,629      $  5,729     $  540,629
----                                     ========      ========      =========

Interest Paid                            $  3,617                   $    3,617

Interest Paid                            $    800                   $    2,400

                 See accompanying notes to Financial Statements

                                CONCIERGE, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                                 March 31, 2000
                                 --------------
                                  (Unaudited)


1.  NATURE OF OPERATIONS
    --------------------

    Concierge, Inc. is a development stage company incorporated in Nevada on September 20, 1996. The Company is in the process of developing Software to provide local telecommunications/internet service and to provide long distance telecommunications as well as sales of cellular units. The Company has generated no revenue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

    (a)  Cash Equivalents
         ----------------
         Cash equivalents consist of funds invested in money market accounts and investments with a maturity of three months or less when purchased. There were no cash equivalents for the interim periods ended March 31, 2000 and March 31, 1999.

    (b)  Use of Estimates
         ----------------
         The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

    (c)  Issuance of Shares for Service
         ------------------------------
         Valuation of shares for shervices is based on the estimated fair market value of the services performed.

    (d)  Income Taxes
         ------------
         The Company's uses the liability method of accounting for income taxes specified by SFAS No. 109, "Accounting for Income Taxes", whereby deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future. The Company had no material net deferred tax assets or liabilities at March 31, 2000 and March 31, 1999.

                                CONCIERGE, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                                 March 31, 2000
                                 --------------
                                  (Unaudited)


    (e)  Property and Equipment
         ----------------------
         Depreciation for equipment and vehicles are computed using the straight-line method calculated to depreciate the cost of assets over the estimated useful lives. Leasehold improvements are amortized over the life of the original lease. Costs of maintenance and repairs are charged to expense while costs of significant renewals and betterments are capitalized.

    (f)  Loss Per Share
         --------------
         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share." The statement replaced primary EPS with basic EPS which is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding. The provision requires the calculation of diluted EPS. The company uses the method specified by the statement.

3.  ADDITIONAL PAID-IN CAPITAL
    --------------------------

    The Company has entered into subscription agreements to issue "post acquisition" shares in exchange for case to finance continued product development and other operational costs. During March, 2000, the Company received $956,500 based on these agreements. The Company's only obligation is to issue either "post acquisition" shares, or original Company shares using a procedure agreed to by both share subscribers and the Company, in the event the acquisition is not successfully completed. As part of securing this financing, the Company incurred associated costs of $273,999. Since the issuance of specific shares are contingent upon future events, the proceeds have been recorded as additional paid-in capital, net of the costs of securing the financing.

4.  ADVERTISING
    -----------

    Advertising is expensed as incurred.

5.  LEASE AGREEMENT
    ---------------

    The Company is on a month-to-month tenant occupancy.

6.  CONCENTRATION OF CREDIT RISK
    ----------------------------

    The Company maintains all cash in bank deposit accounts,  what  at times may
    exceed federally insured limits.   The Company has not experienced a loss in
    such accounts.

                                   APPENDIX A


                               AGREEMENT OF MERGER


        This Agreement of Merger (the "Agreement") is made and entered into as of January 26, 2000 by and among:

               STARFEST, Inc., a California corporation ("STARFEST"); and

               CONCIERGE, Inc., a Nevada corporation ("CONCIERGE").



                                    RECITALS

        WHEREAS, STARFEST's common stock, no par value per share (the "Common Stock"), is currently traded on the OTC Bulletin Board; and

        WHEREAS, STARFEST currently operates an Internet entertainment business; and

        WHEREAS, the parties hereto wish to reorganize STARFEST by merging CONCIERGE into STARFEST, with STARFEST being the surviving corporation of the merger; and

        WHEREAS, as part of the reorganization, STARFEST wishes to sell its Internet entertainment business to a third party in order that the sole business of STARFEST after the merger will be the business of CONCIERGE.

        NOW, THEREFORE, in consideration of the following representations, promises and undertakings, the parties hereto hereby agree as follows:

          1. STARFEST merger with CONCIERGE. Promptly after the execution of this Agreement, the officers and directors of each of STARFEST and CONCIERGE shall cause all corporate actions to occur, including without limitation the holding of any required special meeting of the shareholders of each of STARFEST and CONCIERGE, that are required to approve:

               The merger  of  STARFEST  with   CONCIERGE,  STARFEST  to  be the
                      surviving corporation, with the stockholders of CONCIERGE receiving a total of 78 million shares of Common Stock of STARFEST in the merger and the stockholders of STARFEST retaining their presently issued 23 million shares of Common Stock of STARFEST;

               The  change  of  name  of  the post-merger  company to "CONCIERGE
                      TECHNOLOGIES, INC."

               The  change of  management of  the post-merger company to that of the directors and officers of CONCIERGE immediately before the effectiveness of the merger;

               An increase  in  the  authorized  capital   of  the   post-merger
                      corporation to 190 million shares of Common Stock, $0.001 a share, and 10 million shares of Preferred Stock, par value $0.001 a share;

               The  authorization   of   the   directors   of  the   post-merger
                      corporation to issue no more than 9 million shares of Common Stock (or common stock equivalents or derivatives) to raise the necessary capital to commence its business and to attract additional members of management; and

        2. Representations by STARFEST. STARFEST represents as follows:
           ---------------------------

               2.1 STARFEST is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is authorized to transact its business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualifications.

               2.2 Subject to shareholder approval of the transactions contemplated by this Agreement, STARFEST has the right, power, legal capacity and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the documents, instruments and certificates to be executed and delivered by it pursuant to this Agreement. The execution and delivery of and performance of the obligations contained in this Agreement by STARFEST and all documents, instruments and certificates made or delivered by STARFEST pursuant to this Agreement, and the transactions contemplated hereby, have been or as of the Closing will be, duly authorized by all necessary action on the part of STARFEST.

               2.3 Subject to shareholder approval of the transactions contemplated by this Agreement, the terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by STARFEST hereunder and thereunder shall constitute valid and legally binding obligations of STARFEST, enforceable against STARFEST in accordance with the terms hereof and thereof.

               2.4 The execution of this Agreement by STARFEST does not require any consent of, notice to or action by any person or governmental authority, other than as provided in Exhibit 2.4 hereto. The performance of this Agreement by STARFEST and the consummation by STARFEST of the transactions contemplated hereby will not require any consent of, notice to or action by any person or governmental authority, other than as provided in Exhibit 2.4 hereto.

               2.5 The making and performance of this Agreement by STARFEST and the consummation of the transactions contemplated hereby will not result in a breach or violation by STARFEST of any of the terms or provisions of, or constitute a default under, its Articles of Incorporation, its Bylaws, any indenture, mortgage, deed of trust (constructive or other), loan agreement, lease, franchise, license or other agreement or instrument to which STARFEST is bound, any statute, or any judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to STARFEST or any of the properties of STARFEST.

               2.6 Attached hereto as Exhibit 2.6 are financial statements of STARFEST for the annual periods ended December 31, 1998 and December 31, 1999 and as of December 31, 1998 and as of December 31, 1999, which have been audited in accordance with GAAP. These financial statements present fairly the financial condition and results of operations of its business, in accordance with generally accepted accounting principles as of the dates thereof and the periods covered thereby.

               2.7 As of the date hereof, the executive officers and directors of STARFEST are Michael Huemmer and Janet Alexander.

               2.8 STARFEST has authorized capital of 65 million shares of Common Stock, no par value. Of these shares, 23 million are issued and outstanding. Except as described in Exhibit 2.8 hereto, there are no existing agreements, options, warrants, rights, calls or commitments of any kind providing for the issuance of any shares, or for the repurchase or redemption of shares, of STARFEST's capital stock, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital stock and no commitments to issue such securities or instruments. Each person that has such a right shall surrender it to Starfest for no consideration other than that of promoting the Closing of the transaction described in this Agreement. All of the outstanding shares of STARFEST common stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of STARFEST common stock were issued in violation of the Securities Act or any state securities laws.

               2.9 Attached hereto as Exhibit 2.9 is a true and correct list of all known material liabilities of STARFEST, contingent or matured, as of December 31, 2000, which are not reflected on the balance sheet dated as of December 31, 1999 and which arose in the ordinary course of business.

               2.10 There is no claim for personal injury, products liability, property or other damages, grievance, action, proceeding or governmental investigation pending or, to STARFEST's knowledge, threatened against STARFEST or affecting its assets or business, other than as listed on Exhibit 2.10 hereto.

               2.11 STARFEST has filed, or will have filed prior to Closing, all income, franchise, real property, personal property, sales, employment and other tax returns required to be filed by any taxing authority and has paid or accrued all taxes required to be paid by it in respect to the periods covered by such returns, whether or not shown on such returns, and STARFEST has no liability for such taxes in excess of the amounts so paid. A true and complete copy of all federal income tax returns for the tax year ended December 31, 1998 as filed with the Internal Revenue Service has been delivered to CONCIERGE, together with all supporting schedules thereto. STARFEST is not delinquent in the payment of any tax, assessment or governmental charge, has not requested any extension of time within which to file any tax returns which have not since been filed, and no deficiencies for any tax, assessment or governmental charge have been claimed, proposed or assessed by any taxing authority. STARFEST's federal income tax return has not been audited. As used herein, the term "tax" includes all governmental taxes and related governmental charges imposed by the laws and regulations of any governmental jurisdiction.

               2.12 STARFEST's business, properties, plant and offices do not exist or operate in violation of any federal, state or local code, law, regulation or ordinance regulating zoning, city planning, fire safety, environmental protection or similar matters. All permits, licenses, franchises, consents and other authorizations necessary for the conduct of STARFEST's business have been timely obtained and are currently in effect. STARFEST is not in violation of any term or provision of any such permit, license, franchise, consent or other authorization.

               2.13 Except as described on Schedule 2.13, STARFEST is not a party as of the date hereof to any written or oral (i) bonus, pension, insurance or other plan providing employee benefits, (ii) contract, or series of related contracts with any one vendor or customer, for purchase, sale or exchange made in the ordinary course of business and in an amount in excess of $1,000, (iii) contract not made in the ordinary course of business, (iv) franchise, licensing or manufacturer's representative agreement, (v) contract with any shareholder of STARFEST or an affiliate of any shareholder of STARFEST within the meaning of the federal securities laws, or (vi) any contract for borrowed money either as borrower or lender. All agreements listed on Schedule 2.13, to the extent that the same give rights to STARFEST, are enforceable by STARFEST, and STARFEST has not received notice of any claim to the contrary. Complete and correct copies of all items listed in Schedule 2.13 have been delivered to CONCIERGE prior to the execution of this Agreement.

               Except as listed in Schedule 2.13, all parties other than STARFEST obligated under the agreements listed on Schedule 2.13 are in compliance in all material respects with the terms thereof and there has been no notice of default or termination with respect to any such agreement that has not been cured or waived in writing.

               2.14 No  employee  pension  benefit  plan  within the  meaning of
Section 3(a) of the Employment Retirement Income Security Act of 1994, as amended ("ERISA"), has been maintained or sponsored by STARFEST or exists to which STARFEST has contributed since its formation or is obligated to contribute for the benefit of its employees. Neither STARFEST nor any corporation or other entity affiliated with STARFEST contributes to, is obligated to contribute to, or has during the last five years contributed to or been obligated to contribute to, and none of STARFEST's employees are participants in, any multi-employer plan within the meaning of Section 4001(a) of ERISA.

               2.15 Since its formation, STARFEST has not infringed any patents, trademarks, service marks or trade names registered to or used by it in its business, nor has STARFEST claimed any such infringement.

               2.16 The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union.

               2.17 All of the unrestricted outstanding shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 504. No legend or other reference to any purported lien or encumbrance appears upon any certificate representing the unrestricted shares.

               2.18 STARFEST has not made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation and warranty set forth herein.

        3. Representations of CONCIERGE. CONCIERGE represents as follows:
           ----------------------------

               3.1 CONCIERGE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is authorized to transact its business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualifications. CONCIERGE is engaged in the business of designing, developing, manufacturing and marketing computer telephony technology devices.

               3.2 The authorized capital stock of CONCIERGE consists of 10 million shares of common stock, $0.01 par value, of which 895,276 shares are issued and outstanding (the "CONCIERGE Shares. All of the CONCIERGE Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except for the obligations set forth on Exhibit 3.2 attached hereto, there are no existing agreements, options, warrants, rights, calls or commitments of any kind to which CONCIERGE is a party or it is bound providing for the issuance of any shares, or for the repurchase or redemption of shares, of CONCIERGE's capital stock, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital stock and no commitments to issue such securities or instruments. None of the CONCIERGE Shares were issued in violation of the Securities Act or any state securities laws.

               3.3 CONCIERGE has the right, power, legal capacity and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the documents, instruments and certificates to be executed and delivered by CONCIERGE pursuant to this Agreement. The execution and delivery of and performance of the obligations contained in this Agreement by CONCIERGE and all documents, instruments and certificates made or delivered by CONCIERGE pursuant to this Agreement, and the transactions contemplated hereby, have been or as of the Closing Date will be duly authorized by all necessary action on the part of the CONCIERGE shareholders and CONCIERGE.

               3.4 The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by CONCIERGE hereunder and thereunder constitute valid and legally binding obligations of CONCIERGE, enforceable against CONCIERGE in accordance with the terms hereof and thereof.

               3.5 The execution and delivery of this Agreement by CONCIERGE do not require any consent of, notice to or action by any person or governmental authority, which consent, notice or action has not been made, given or otherwise accomplished, and satisfactory evidence thereof has been delivered to Starfest. The performance of this Agreement by CONCIERGE and the consummation by CONCIERGE of the transactions contemplated hereby will not require any consent of, notice to or action by any person or governmental authority.

               3.6 The making and performance of this Agreement by CONCIERGE and the consummation of the transactions contemplated hereby will not result in a breach or violation by CONCIERGE of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust (constructive or other), loan agreement, lease, franchise, license or other agreement or instrument to which CONCIERGE is bound, any statute, or any judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to CONCIERGE or any of the properties of CONCIERGE.

               3.7 Attached hereto as Exhibit 3.7 are unaudited financial statements of CONCIERGE from its inception through December 31, 1999. These financial statements present fairly the financial condition and results of operations of its business, in accordance with generally accepted accounting principles, except for those adjustments that would be required for audited financial statements.

               3.8 As of the date hereof, the executive officers and directors of CONCIERGE are Allen E. Kahn, James E. Kirk and G. Robert Knauss.

               3.9 Attached as Exhibit 3.9 is a true and correct list of all material liabilities of CONCIERGE, contingent or matured, which are not reflected on the balance sheet dated as of December 31, 1999 and which arose in the ordinary course of business.

               3.10 There is no claim for personal injury, products liability, property or other damages, grievance, action, proceeding or governmental investigation pending, or to CONCIERGE's knowledge, threatened against CONCIERGE or affecting its assets or business, other than as listed on Exhibit 3.10 hereto.

               3.11 CONCIERGE has not made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation, warranty and agreement set forth herein.

               3.12 CONCIERGE has filed, or will have filed prior to Closing, all income, franchise, real property, personal property, sales, employment and other tax returns required to be filed by any taxing authority and has paid or accrued all taxes required to be paid by it in respect to the periods covered by such returns, whether or not shown on such returns, and CONCIERGE has no liability for such taxes in excess of the amounts so paid. CONCIERGE is not delinquent in the payment of any tax, assessment or governmental charge, has not requested any extension of time within which to file any tax returns which have not since been filed, and no deficiencies for any tax, assessment or governmental charge have been claimed, proposed or assessed by any taxing authority. As used herein, the term "tax" includes all governmental taxes and related governmental charges imposed by the laws and regulations of any governmental jurisdiction.

               3.13 CONCIERGE's business, properties, plant and offices do not exist or operate in violation of any federal, state or local code, law, regulation or ordinance regulating zoning, city planning, fire safety, environmental protection or similar matters. All permits, licenses, franchises, consents and other authorizations necessary for the conduct of CONCIERGE's business have been timely obtained and are currently in effect. CONCIERGE is not in violation of any term or provision of any such permit, license, franchise, consent or other authorization.

               3.14 Except as described on Schedule 3.14, CONCIERGE is not a party as of the date hereof to any written or oral (i) bonus, pension, insurance or other plan providing employee benefits, (ii) contract, or series of related contracts with any one vendor or customer, for purchase, sale or exchange made in the ordinary course of business and in an amount in excess of $1,000, (iii) contract not made in the ordinary course of business, (iv) franchise, licensing or manufacturer's representative agreement, (v) contract with any shareholder of CONCIERGE or an affiliate of any shareholder of CONCIERGE within the meaning of the federal securities laws, or (vi) any contract for borrowed money either as borrower or lender. All agreements listed on Schedule 3.14, to the extent that the same give rights to CONCIERGE, are enforceable by CONCIERGE, and CONCIERGE has not received notice of any claim to the contrary. Complete and correct copies of all items listed in Schedule 3.14 have been delivered to Starfest prior to the execution of this Agreement.

               Except as listed in Schedule 3.14, all parties other than CONCIERGE obligated under the agreements listed on Schedule 3.14 are in compliance in all material respects with the terms thereof and there has been no notice of default or termination with respect to any such agreement that has not been cured or waived in writing.

               3.15 No  employee  pension  benefit  plan  within the  meaning of
Section 3(a) of the Employment Retirement Income Security Act of 1994, as amended ("ERISA"), has been maintained or sponsored by CONCIERGE or exists to which CONCIERGE has contributed since its formation or is obligated to contribute for the benefit of its employees. Neither CONCIERGE nor any corporation or other entity affiliated with CONCIERGE contributes to, is obligated to contribute to, or has during the last five years contributed to or been obligated to contribute to, and none of CONCIERGE's employees are participants in, any multi-employer plan within the meaning of Section 4001(a) of ERISA.

               3.16 Since its formation, CONCIERGE has not infringed any patents, trademarks, service marks or trade names registered to or used by it in its business, nor has CONCIERGE claimed any such infringement.

               3.17 CONCIERGE is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union.

        4.  Confidentiality From the Closing Date and for a period of five years
            ---------------
thereafter, each of the parties hereto covenants that it will not use for the benefit of any of them or disclose to another any Confidential Information (as hereafter defined) except as such disclosure or use may be consented to in advance by the party which had supplied the information in a writing which specifically refers to this covenant. Confidential Information as used herein means information of commercial value to the supplying party and that is not normally made public by the supplying party, including but not limited to the whole or any part of any scientific or technical information, design, process, procedure, formula, or improvement, trade secret, data, invention, discovery, technique, marketing plan, strategy, forecast, customer or supplier lists, business plan or financial information.


        5.     Conditions Precedent to STARFEST's Obligations.
               ----------------------------------------------

               5.1 Conditions Precedent. The obligations of STARFEST to consummate the transactions contemplated herein are subject to the satisfaction (unless waived in writing), on or before the Closing Date, of the following conditions:

                      (a) CONCIERGE shall have materially performed and complied with all covenants, conditions and obligation required by this Agreement to be performed or complied with by CONCIERGE on or before the Closing Date.

                      (b) All representations and warranties of CONCIERGE contained in this Agreement, the Exhibits, and in any document, instrument or certificate that shall be delivered by CONCIERGE under this Agreement shall be materially true, correct and complete on and as though made on the Second Closing Date.

                      (c) During the period from the date of this Agreement through and including the Closing Date: (i) there shall not have occurred any material adverse change affecting CONCIERGE; (ii) CONCIERGE shall not have sustained any loss or damage that materially affects its ability to conduct its business; (iii) the performance by CONCIERGE shall not have been rendered, by a change incircumstances or actions by third parties (including, without limitation, a change in any law or actions by a governmental authority), impossible, illegal, commercially impracticable or capable of accomplishment only on terms and conditions which require STARFEST to incur substantially greater costs or burdens than STARFEST reasonably anticipated on the date of this Agreement.

                      (d) As of the Closing Date, no action or proceeding against any of the parties hereto shall be before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby and which, in the judgment of Starfest, makes the consummation of the transactions contemplated by this Agreement inadvisable.

                      (e) CONCIERGE shall have tendered to STARFEST all documents, certificates, payments and other items required by this Agreement hereof to be delivered to STARFEST.

                      (f) A majority of the STARFEST Shareholders shall have approved of the transactions contemplated by this Agreement.

                      (g)    CONCIERGE   shall   have   received   any  consents
necessary to perform their obligations under this Agreement.

                      (h) STARFEST shall have received any and all permits, authorizations, approvals and orders under federal and state securities laws for the issuance of STARFEST's Common Stock, without the imposition of any conditions adverse to STARFEST.

THE SALES OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN QUALIFIED WITH THE COMMISSIONERS OF CORPORATIONS OF THE STATES OF NEVADA OR CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFORE PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION UNDER THE LAWS OF THOSE STATES. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

        Conditions Precedent to CONCIERGE's Obligations.
        -----------------------------------------------

               The obligation of CONCIERGE to consummate the transactions contemplated herein are subject to the satisfaction (unless waived in writing), on or before the Closing Date, of the following conditions:

                      (a) STARFEST shall have materially performed and complied with all covenants, conditions and obligations required by this Agreement to be performed or complied with by STARFEST on or before the Closing Date.

                      (b) All representations and warranties of STARFEST contained in this Agreement, the Exhibits, and in any document, instrument or certificate that shall be delivered by STARFEST under this Agreement shall be materially true, correct and complete on and as though made on the Closing Date.

                      (c) During the period from the date of this Agreement through and including the Closing Date: (i) there shall not have occurred any material adverse change affecting STARFEST; (ii) STARFEST shall not have sustained any loss or damage that materially affects its ability to conduct its business; (iii) the performance by STARFEST shall not have been rendered, by a change in circumstances or actions by third parties (including, without limitation, a change in any law or actions by a governmental authority), impossible, illegal, commercially impracticable or capable of accomplishment on terms and conditions which require CONCIERGE to incur substantially greater costs or burdens than CONCIERGE reasonably anticipated on the date of this Agreement.

                      (d) As of the Closing Date, no action or proceeding against any of the parties hereto shall be before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby and which, in the judgment of CONCIERGE, makes the consummation of the transactions contemplated by this Agreement inadvisable.

                      (e) STARFEST shall have tendered to CONCIERGE all documents, certificates, and other items required by this Agreement hereof to be delivered to CONCIERGE.

               STARFEST shall have  received any  consents  necessary to perform their obligations under this Agreement.

        7.     Closing.
               -------

               7.1 The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at such time and at such place as the parties shall mutually agree no later than April 15, 2000 (the "Closing Date") unless such date is extended by written agreement of STARFEST and CONCIERGE and shall be effected in accordance with the following:


                      (a) CONCIERGE shall deliver to STARFEST, and STARFEST shall deliver to CONCIERGE, good standing certificates from the secretary of state of any state where the ownership of its assets or the conduct of its business would require such qualification, attesting to the good standing of CONCIERGE or, as the case may be, STARFEST, in each such state.

                      (b) There shall be delivered all other previously rendered documents, instruments and other writings required to be delivered by CONCIERGE to STARFEST or STARFEST to CONCIERGE, as the case may be, at or prior to the Closing pursuant to this Agreement or otherwise legally required or reasonably necessary in connection herewith.

                      STARFEST shall deliver to CONCIERGE the certificate of its corporate Secretary certifying that the necessary corporate action of STARFEST's directors and stockholders has taken place to approve the merger contemplated by this Agreement, and CONCIERGE shall deliver to STARFEST the certificate of its corporate Secretary certifying that the necessary corporate action of CONCIERGE's directors and stockholders has taken place to approve the merger contemplated by this Agreement.

                      STARFEST shall provide the documents needed to be filed with the Secretaries of State of Nevada and California to effect the merger, and the officers of each of STARFEST and CONCIERGE shall execute the documents and deliver them to such Secretaries of State for filing.

                      (e) CONCIERGE shall deliver to STARFEST a list of its stockholders, certified by its Secretary, setting forth the number of shares of CONCIERGE common stock owned by each such stockholder and the number of shares each such stockholder is to receive in the merger. STARFEST shall send the list to its transfer agent and stock registrar with instructions to issue the 78 million shares to the

CONCIERGE stockholders in accordance with the list. The certificates that will represent such 78 million shares of Common Stock of the post-merger company will not bear a legend restricting the transferability of the shares.

        8. Termination. This Agreement may be terminated prior to the Closing by delivery of notice in writing to that effect as follows:

               8.1 By CONCIERGE, if any one or more of the conditions to the obligations CONCIERGE to close has not been fulfilled as of the Closing Date;

               8.2 By STARFEST, if any one or more of the conditions to its obligations to close have not been fulfilled as of the Closing Date.

               8.3 At any time on or prior to the Closing Date by mutual written consent of the parties hereto.

If this Agreement so terminates, it shall become null and void and have no further force or effect.

        9.     Survival and Indemnification.

               9.1 The representations, warranties and covenants of the parties made in this Agreement shall survive the Closing for a period of two years after the Closing Date. Each party shall indemnify and hold harmless the other parties from and against any loss, liability, damage, cost or expense (including reasonable attorneys' and accountants' fees) which shall arise out of or is connected with any breach of any representation or warranty made or covenant to be performed by the party or parties against whom indemnification is sought; provided, however, that no claims may be asserted against any party until and unless the aggregate of all claims against such party exceeds $10,000 and the maximum aggregate amount of the obligations of any individual party to provide indemnification under this Agreement shall not exceed $200,000.

               9.2 Upon the assertion by a third party against one of the parties to this Agreement of a claim to which the indemnification provisions of this Section apply, the party against whom the claim has been asserted shall promptly notify the other party to this Agreement against whom a claim for indemnification is expected to be made of such claim (and such notice shall be a condition precedent to the liability of the parties or party so notified with respect to such claim). Any party so notified shall have the right, at its own expense and with counsel of its choice, to control the defense of any such claim and all actions and proceedings in connection therewith, provided that any party seeking indemnification shall have the right to participate in such defense with counsel of its choice at its own expense. No such claim shall be compromised or settled by any party to this Agreement without the prior written consent of the other party. Each other party shall cooperate in every reasonable way with the party assuming responsibility for the defense and disposition of such claim.

        10. Post-Closing Covenants. CONCIERGE covenants that after the Closing:
            ----------------------

               10.1 The post-merger company will exert all reasonable effort and take all reasonable actions required to register its Common Stock with the SEC on SEC Form 10-SB and to maintain its status as a company whose Common Stock is quoted on the OTC Bulletin Board or shall change its status to a company whose Common Stock is listed on The Nasdaq Stock Market.

               10.2 The post-merger company shall not reverse split its stock for a period of at least two years from the date hereof without the written consent of Gary Bryant of Indian Wells, California..

               10.3 For a period of one year, without the written consent of Michael Huemmer the post-merger company will not issue or reserve for issuance more than 9 million shares of its Common Stock for the purposes of attracting qualified management and officers and of obtaining sufficient capital to commence its business in a viable manner.

        11. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without application of Nevada's conflicts of laws provision.

        12. Execution in Counterparts. This Agreement and any of the documents described herein that are necessary for Closing may be executed in counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

        13. Further Assurances. If, at any time before, on or after either Closing Date, any further action by any of the parties to this Agreement is necessary or desirable to carry out the purposes of this Agreement, such party shall take all such necessary or desirable action or use such party's best efforts to cause such action to be taken.

        14. Expenses. CONCIERGE shall bear all expenses incurred by it in connection with the negotiation, preparation or execution of this Agreement, and STARFEST shall bear all expenses incurred by it in connection with the negotiation, preparation or execution of this Agreement.

        15. Judicial Proceedings. Each party hereto consents to the exclusive jurisdiction over it of the courts of the State of Nevada in the County of Hamilton and of the courts of the United States in the Southern District of Nevada and agrees that personal service of all process may be made by registered or certified mail pursuant to the provisions of Section 19. All actions arising out of or relating in any way to any of the provisions of this Agreement or the transactions contemplated hereby shall be brought or maintained only in one of such courts. The parties hereby irrevocably waive any objection that they may now have or hereafter acquire to the laying of venue of any such action or proceeding brought in such courts and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum. The parties further agree that a final judgment in any such action or proceeding brought in any such court, after all appeals or all rights of appeal have expired, shall be conclusive and binding upon them and may be enforced in any competent court located elsewhere.

        16. Notices. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by overnight courier or deposited in the mail (postage prepaid, certified or registered, return receipt requested) and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice delivered personally shall be deemed to be received on the date of personal delivery; any notice sent by overnight courier shall be deemed to be received upon confirmation one business day after the date sent; and any notice mailed shall be deemed to be received on the date stamped on the receipt.

If to CONCIERGE                     Allen E. Kahn, Chief Executive Officer
                                    Concierge, Inc.
                                    7547 West Manchester Ave., No. 325
                                    Los Angeles, CA 90045

Copy to:                            James E. Kirk, Esq.
                                    11927 Menaul, N.E.
                                    Albuquerque, NM 87112




If to STARFEST                      Michael Huemmer, President
                                    Starfest, Inc.
                                    9494 E. Redfield Road, #1136
                                    Scottsdale, AZ 85260

Copy to:                            Thomas J.Kenan
                                    Fuller, Tubb, Pomeroy & Stokes
                                    201 Robert S. Kerr Ave., Suite 1000
                                    Oklahoma City, OK 73102


        17. Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether herein so expressed or not.

        18. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        19. Amendment. Except as otherwise provided herein, the parties hereto may modify or supplement this Agreement at any time, but only in writing duly executed by each of the parties hereto.

        20. Headings. The headings preceding the text of sections of this Agreement are for convenience only and shall not be deemed a part hereof.

        21. Entire Understanding. The terms set forth in this Agreement including its Exhibits are intended by the parties as the final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. The Exhibits attached to this Agreement are made a part of this Agreement.

        22. Confidentiality. The parties hereto shall not make any public announcement regarding the transactions contemplated by this Agreement without the prior written consent of CONCIERGE and STARFEST, which consent shall not be unreasonably withheld, conditioned or delayed. The parties hereto will issue a press release regarding the transactions contemplated by this Agreement upon the execution of this Agreement. Each of the parties hereto shall keep strictly confidential any and all information furnished to it or its agents or representatives in the course of negotiations relating to this Agreement or any transactions contemplated by this Agreement, and such parties have instructed their representative officers, partners, employees and other representatives having access to such information of such obligation of confidentiality. .

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

            STARFEST, INC.                      CONCIERGE, INC.

            By: /s/ Michael Huemmer             By: /s/ Allen E. Kahn
                ---------------------               -------------------------
                Michael Huemmer,                    Allen E. Kahn, President
                President

UNTIL _____________________, 2000 (90 DAYS AFTER THE EFFECTIVE DATE OF THE MERGER), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

Exhibits and Financial Statement Schedules.
------------------------------------------

        Separately bound but filed as part of this Registration Statement are the following exhibits:

        Exhibit                                    Item
        -------                                    ----

         2            -      Agreement  of  merger of  January 26, 2000, between
                             Starfest, Inc. and Concierge, Inc.*

         2.1          -      Stock  Purchase  Agreement of March 6, 2000 between
                             Starfest, Inc. and MAS Capital, Inc.*

         3.1          -      Articles of Incorporation  and  Amended Articles of
                             Incorporation of Starfest, Inc.*

         3.2          -      Bylaws of Starfest, Inc.*

         3.3          -      Articles of Incorporation of Concierge, Inc.

         3.4          -      Bylaws of Concierge, Inc.

         5            -      Opinion  of  Thomas  J.  Kenan,  Esq.,  as  to  the
                             legality   of   the   securities  covered  by   the
                             Registration Statement.

         8            -      Opinion of Thomas J. Kenan, Esq., as to tax matters
                             and tax consequences.

        10            -      1999 Stock Option Plan adopted by Starfest, Inc.*

        23            -      Consent of Thomas J. Kenan, Esq.  to  the reference
                             to him as an attorney who has passed upon certain information contained in the Registration Statement

        23.1          -      Consent  of  Brad  B. Haynes,  C.P.A.,  independent
                             auditor of Concierge, Inc.

        23.2          -      Consent  of  Jaak (Jack) Olesk, C.P.A., independent
                             auditor of Starfest, Inc.

        23.3          -      Consent  of  Harry F. Camp  to serve  as a director
                             should  the  proposed  merger  with Concierge, Inc.
                             become effective.

        23.4          -      Consent  of  John Conners  to  serve  as a director
                             should  the  proposed  merger  with Concierge, Inc.
                             become effective. (To be filed by amendment.)

        23.5          -      Consent  of  F. Patrick Flaherty  to  serve  as   a
                             director should the proposed merger with Concierge, Inc. become effective.

        23.6          -      Consent  of Donald W. Fluken to serve as a director
                             should  the  proposed  merger  with Concierge, Inc.
                             become effective.

        23.7          -      Consent  of  Allen E. Kahn  to  serve as a director
                             should  the  proposed  merger  with Concierge, Inc.
                             become effective.

        23.8          -      Consent  of  James E. Kirk  to  serve as a director
                             should  the  proposed  merger  with Concierge, Inc.
                             become effective.

        23.9          -      Consent  of  Herbert Marcus, III  to  serve  as   a
                             director should the proposed merger with Concierge, Inc. become effective.

        23.10         -      Consent of David W. Neibert  to serve as a director
                             should the  proposed  merger  with  Concierge, Inc.
                             become effective.

        23.11         -      Consent  of  Samuel C.H. Wu  to serve as a director
                             should  the  proposed  merger  with Concierge, Inc.
                             become effective.

        27            -      Financial Data Schedule.

        * Previously filed with Form 8-K12G3 on March 10, 2000; Commission File No. 000- 29913, incorporated herein.


                                  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of Starfest, Inc. pursuant to the foregoing provisions, or otherwise, Starfest, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Starfest, Inc. of expenses incurred or paid by a director, officer or controlling person of Starfest, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Starfest, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona.

Date:  May 17, 2000                        Starfest, Inc.


                                           By/s/ Michael Huemmer
                                             -----------------------------------
                                             Michael Huemmer, president


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  May 17, 2000                        /s/ Michael Huemmer
                                           ------------------------------------
                                           Michael Huemmer, president, director,
                                           principal financial officer, and
                                           authorized representative of the
                                           Registrant



Date:  May 18, 2000                        /s/ Janet Alexander
                                           -------------------------------------
                                           Janet Alexander, secretary and
                                           director of the Registrant

                                 Starfest, Inc.
                          Commission File No. 000-29913

                                    Form S-4


                                List of Exhibits


      Exhibit                                    Item
      -------                                    ----

         2    -     Agreement  of merger of  January 26, 2000, between Starfest,
                    Inc. and Concierge, Inc.*

         2.1  -     Stock Purchase Agreement  of March 6, 2000 between Starfest,
                    Inc. and MAS Capital, Inc.*

         3.1  -     Articles  of   Incorporation   and   Amended   Articles   of
                    Incorporation of Starfest, Inc.*

         3.2  -     Bylaws of Starfest, Inc.*

         3.3  -     Articles of Incorporation of Concierge, Inc.

         3.4  -     Bylaws of Concierge, Inc.

         5    -     Opinion  of Thomas J. Kenan, Esq., as to the legality of the securities covered by the Registration Statement.

         8    -     Opinion  of Thomas J. Kenan, Esq., as to tax matters and tax consequences.

        10    -     1999 Stock Option Plan adopted by Starfest, Inc.*

        23    -     Consent  of Thomas J. Kenan, Esq. to the reference to him as
                    an  attorney  who  has  passed  upon   certain   information
                    contained in the Registration Statement.

        23.1  -     Consent  of  Brad B. Haynes, C.P.A.,  independent auditor of
                    Concierge, Inc.

        23.2  -     Consent of Jaak (Jack) Olesk, C.P.A., independent auditor of
                    Starfest, Inc.

        23.3  -     Consent  of  Harry F. Camp to serve as a director should the proposed merger with Concierge, Inc. become effective.

        23.4  -     Consent  of  John Conners  to serve as a director should the proposed merger with Concierge, Inc. become effective. (To be filed by amendement.)

        23.5  -     Consent of F. Patrick Flaherty to serve as a director should the proposed merger with Concierge, Inc. become effective.

        23.6  -     Consent  of  Donald W. Fluken  to serve as a director should the proposed merger with Concierge, Inc. become effective.

        23.7  -     Consent  of Allen E. Kahn  to serve as a director should the proposed merger with Concierge, Inc. become effective.

        23.8  -     Consent  of James E. Kirk to  serve as a director should the proposed merger with Concierge, Inc. become effective.

        23.9  -     Consent of Herbert Marcus, III to serve as a director should the proposed merger with Concierge, Inc. become effective.

        23.10 - Consent of David W. Neibert to serve as a director should the proposed merger with Concierge, Inc. become effective.

        23.11 - Consent of Samuel C.H. Wu to serve as a director should the proposed merger with Concierge, Inc. become effective.

        27    -     Financial Data Schedule.

        * Previously filed with Form 8-K12G3 on March 10, 2000; Commission File No. 000-29913, incorporated herein.